UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Diamondback Energy, Inc.

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500 West Texas, Suite 1200
Midland, Texas 79701

NOTICE OF 2015 ANNUAL STOCKHOLDERS MEETING and PROXY STATEMENT Monday June 8, 2015 11:30 a.m. local time One Park Avenue Oklahoma City, Oklahoma 73102
April 29, 2015

Dear Diamondback Energy, Inc. Stockholder:

On behalf of your board of directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at One Park Avenue, Oklahoma City, Oklahoma 73102 on Monday, June 8, 2015, at 11:30 a.m.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting in person, we urge you to grant your proxy to vote your shares by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials that you received, or if you requested to receive a paper copy of the proxy card, to mark, date, sign and return the proxy card in the envelope provided. Please note that submitting a proxy will not prevent you from attending the meeting and voting in person. Please note, however, if a broker or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from that registered holder a proxy card issued in your name.

You will find information regarding the matters to be voted on at the meeting in the proxy statement.  In addition to the formal items of business to be brought before the meeting, there will be a report on our operations, followed by a question and answer period. Your interest in Diamondback Energy, Inc. is appreciated. We look forward to seeing you on June 8, 2015.

Sincerely,

/s/ Steven E. West
Steven E. West
Chairman of the Board

DIAMONDBACK ENERGY, INC.
500 West Texas, Suite 1200
Midland, Texas 79701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2015

To the Stockholders of Diamondback Energy, Inc.:
The Annual Meeting of Stockholders of Diamondback Energy, Inc. will be held on June 8, 2015 at 11:30 a.m., local time, at One Park Avenue, Oklahoma City, Oklahoma 73102, for the following purposes:

1.	To elect five directors to serve until the Company’s 2016 Annual Meeting of Stockholders;

2.	To hold an advisory vote on the Company’s executive compensation;

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2015; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
We are providing access to our proxy materials, including this proxy statement and our 2014 Annual Report to Stockholders, over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. The notice contains instructions on how to access those proxy materials over the Internet, as well as instructions on how to request a paper or email copy of our proxy materials. Those stockholders who request a paper copy of our proxy materials as provided in the Notice of Internet Availability will receive such proxy materials by mail. This electronic distribution process reduces the environmental impact and lowers the costs of printing and distributing our proxy materials.

Your vote is important. Please carefully consider the proposals and vote in one of these ways:

•	Follow the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card to vote through the Internet;

•	Follow the instructions on the proxy card to vote by phone;

•	If you request to receive a paper copy of our proxy materials, mark, sign, date and promptly return the proxy card in the postage-paid envelope; or

•	Submit a ballot at the Annual Meeting.
Only stockholders of record at the close of business on April 14, 2015 or their proxy holders may vote at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2015. This proxy statement and the Company’s 2014 Annual Report to Stockholders are available at www.envisionreports.com/FANG.

By Order of the Board of Directors,

/s/ Randall J. Holder
Randall J. Holder
Vice President, General Counsel and
Secretary
The Notice of Internet Availability of Proxy Materials is first being mailed to stockholders on April 29, 2015.

DIAMONDBACK ENERGY, INC.
500 West Texas, Suite 1200
Midland, Texas 79701
PROXY STATEMENT

i

About the Annual Meeting
Who is soliciting my vote?
The board of directors of Diamondback Energy, Inc., which we refer to as “Diamondback,” the “Company” and “we” in this proxy statement, is soliciting your vote at the 2015 Annual Meeting of Stockholders.
What am I voting on?
You are voting on:

•	The election of directors (see Proposal 1 beginning on page 4);

•	Approving, on an advisory basis, the compensation paid to the Company’s named executive officers as reported in this proxy statement (see Proposal 2 on page 49);

•	The ratification of Grant Thornton LLP as our independent auditors for 2015 (see Proposal 3 beginning on page 51); and

•	Any other business properly coming before the meeting.
How does the board of directors recommend that I vote my shares?
Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy or proxy card will vote in accordance with the recommendations of our board of directors. The board of directors’ recommendation can be found with the description of each item in this proxy statement. In summary, the board of directors recommends a vote:

•	FOR the proposal to elect nominated directors;

•	FOR approving, on an advisory basis, the compensation paid to the Company’s named executive officers as reported in this proxy statement;

•	FOR the proposal to ratify Grant Thornton LLP as the Company’s independent auditors for 2015.
Who is entitled to vote?
You may vote if you were the record owner of our common stock as of the close of business on April 14, 2015. Each share of common stock is entitled to one vote. As of April 14, 2015, we had 59,009,236 shares of common stock outstanding and entitled to vote. There is no cumulative voting.
How many votes must be present to hold the meeting?
Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly grant your proxy by telephone, Internet or mail. In order for us to hold our meeting, holders of a majority of the voting power of our outstanding shares of common stock as of the close of business on April 14, 2015 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.
What is a broker non-vote?
If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may not vote on that proposal. This is known as a broker non-vote. No broker may vote your shares without your specific instructions on any of the proposals to be considered at the Annual Meeting other than the ratification of our independent auditors.
How many votes are needed to approve each of the proposals?
The five nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors. This is called plurality voting. Unless you indicate otherwise, the persons named as your proxies will vote your shares FOR all the nominees for director named in Proposal 1.
Proposals 2 and 3 require the affirmative “FOR” vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.
Except with respect to the proposal to ratify our independent auditors, where broker non-votes will be counted, only votes for or against these proposals will be counted as votes cast and abstentions and broker non-votes will not be counted for voting purposes.
How do I vote?
You can vote either in person at the meeting or by proxy without attending the meeting.
To vote by proxy, you may vote by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials or proxy card, or, if you request to receive a paper copy of the proxy card, by returning a signed, dated and marked proxy card. If you are a registered holder or hold your shares in street name, votes submitted by Internet or telephone must be received by 1:00 a.m. central time on June 8, 2015.
Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting, and you hold your stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.
Can I change my vote?
Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	Submitting another valid proxy bearing a later date and returning it to us prior to the meeting;

•	Sending our Corporate Secretary a written document revoking your earlier proxy; or

•	Voting again at the meeting.
However, if your shares are held in street name by a broker or other nominee, you must contact your broker or such other nominee to revoke your proxy.
Who counts the votes?
We have hired Computershare Trust Company, N.A., our transfer agent, to count the votes represented by proxies cast by telephone, Internet, mail or ballot. Employees of Computershare Trust Company, N.A. will act as inspectors of election.
Will my vote be confidential?
Yes. As a matter of Company policy, proxies, ballots and voting tabulations that identify individual stockholders are treated as confidential. Only the tabulation agent and the inspectors of election have access to your vote. Directors and employees of the Company may see your vote only if there is a contested proxy solicitation, as required by law or in certain other special circumstances.
Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?
If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.
If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. The ratification of Grant Thornton LLP as our independent auditors for 2015 is considered routine. For matters not considered “routine,” if you do not give your broker instructions on how to vote your shares, the broker may not vote on that proposal. This is a broker non-vote.
The proposals to elect directors and to approve, on an advisory basis, the Company’s executive compensation are not considered routine. As a result, no broker may vote your shares on these proposals without your specific instructions.
How are votes counted?
In the election of directors contemplated by Proposal 1, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For Proposal 2 and 3 you may vote “FOR,” “AGAINST” or “ABSTAIN.”
What if I submit my proxy but don’t indicate my vote on the proposals?
If you submit a proxy by telephone or Internet, or if you request a paper copy of our proxy materials and return a signed proxy card by mail, in each case without indicating your vote, your shares will be voted FOR the director nominees listed on the card, FOR approving, on an advisory basis, the Company’s executive compensation as described in this proxy statement and FOR the ratification of Grant Thornton LLP as our independent auditors for 2015.
Could other matters be decided at the Annual Meeting?
We have not received any stockholder proposals and are not aware of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment.
Who can attend the meeting?
The Annual Meeting is open to all holders of our common stock.
What do I need to bring to attend the Annual Meeting?
You will need proof of ownership of our common stock to enter the meeting. If your shares are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN SHARES OF OUR STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

What are the directions to the Annual Meeting location?
The Annual Meeting will be held at One Park Avenue, Oklahoma City, Oklahoma 73102. From I-44, take I-40 east approximately 3 miles and exit 150A to Shields Boulevard. Turn left (north) on South Shields Boulevard and travel approximately 0.4 miles. From South Shields Boulevard, turn left (west) on SW 4th Street. Continue on SW 4th Street approximately 0.2 miles and take a right (north) on South Robinson Avenue. Continue north for approximately 0.6 miles and take a right (east) on Park Avenue. One Park Avenue is located at the intersection of North Broadway Avenue and Park Avenue. Please note that there may be construction along this route and it is subject to detours.
How can I access the Company’s proxy materials and annual report electronically?
This proxy statement and the Company’s 2014 Annual Report to Stockholders are available at www.envisionreports.com/FANG.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?
We are providing access to our proxy materials, including this proxy statement and our 2014 Annual Report to Stockholders, over the Internet in accordance with the rules of the Securities and Exchange Commission, or the SEC.  As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. Your Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials over the Internet, as well as instructions on how to request a paper copy of our proxy materials by mail.
Our proxy materials are also available at www.envisionreports.com/FANG.
How can I request a full set of proxy materials?
You may request, without charge, a full set of our proxy materials, including our 2014 Annual Report to Stockholders, for one year following the annual meeting of stockholders.  If a broker or other nominee holds your shares of record, you may request a full set of our proxy materials by following the instructions contained in the Notice of Internet Availability of Proxy Materials that you received.
Board of Directors Information
What is the makeup of the board of directors and how often are the members elected?
Our board of directors consists of five members who are elected annually. The majority of these directors are independent under the Nasdaq listing standards.
What if a nominee is unable or unwilling to serve?
That is not expected to occur. If it does, shares represented by proxies will be voted for a substitute nominated by the board of directors.
How are directors compensated?
Members of our board of directors who are also officers or employees of the Company do not receive compensation for their services as directors.
Cash Compensation
In November 2012, our board of directors approved a change to the fee component of director compensation to provide for annual fees for non-employee directors of the Company in the amounts of $20,000 for each director plus additional annual payments of $15,000 for the chairperson of the audit committee and $10,000 for each other member of the audit committee and $10,000 for the chairperson of all other committees and $5,000 for each other member of each other committee, with such amounts to be paid in quarterly installments. No changes were made to our director compensation for 2013.
In July 2014, our board of directors approved a change to the fee component of director compensation, effective as of July 1, 2014, to provide for annual fees for non-employee directors of the Company in the amounts $47,500 for each director plus additional annual payments of $15,000 for the chairperson of the audit committee and $10,000 for each other member of the audit committee and $10,000 for the chairperson of all other committees and $5,000 for each other member of each other committee, with such amounts to be paid in quarterly installments. Additionally, each director receives $1,000 for each board or committee meeting the director attends in person, and $500 for each board or committee meeting the director attends telephonically.
No changes have been made to our director compensation in 2015 to date.
Equity Compensation
From time to time, we provide our non-employee directors with equity compensation under our 2012 Equity Incentive Plan, or the 2012 Plan, as additional compensation and incentive. Our current non-employee directors are Steven E. West, Michael P. Cross, David L. Houston and Mark L. Plaumann. In October 2012, each non-employee director was granted 6,666 restricted stock units, which have all vested. In July 2014, each non-employee director was granted 2,802 restricted stock units which vest in three installments of 934 restricted stock units, the first of which vested on July 15, 2014, with the vesting of the two remaining equal installments occurring on July 1, 2015 and July 1, 2016, respectively. No equity awards have been granted to our non-employee directors during 2015 to date. Further details regarding our director compensation in 2014 are set forth under the heading “Compensation Tables—Director Compensation” below.
Insurance and Indemnification
We provide liability insurance for our directors and executive officers at a current annual premium of approximately $456,000. We are also party to indemnification agreements with our directors and executive officers. In addition, our certificate of incorporation sets forth limitations on our directors’ liability to our stockholders. Further, our bylaws contain indemnification and advancement of expenses provisions for the benefit of our directors and officers.
How often did the board of directors meet in 2014?
Our board of directors met four (4) times, in person or telephonically, in 2014. In addition to these meetings, the board of directors adopted resolutions by unanimous written consent. Each director attended at least 75% of the aggregate meetings of the board of directors and the meetings of the committees on which he served.

Election of Directors and Director Biographies
(Proposal 1 on the Proxy Card)

Who are this year’s nominees?
The directors standing for election this year to hold office until the 2016 Annual Meeting of Stockholders and until each such director’s successor is elected are:
STEVEN E. WEST, age 54. Mr. West has served as a director of the Company since December 2011 and Chairman of the Board since October 2012. Mr. West served as our Chief Executive Officer from January 1, 2009 to December 31, 2011. Since January 2011, Mr. West has been a partner at Wexford Capital LP, or Wexford Capital, focusing on Wexford Capital’s private equity energy investments. From August 2006 until December 2010, Mr. West served as senior portfolio advisor at Wexford Capital. From August 2003 until August 2006, Mr. West was the chief financial officer of Sunterra Corporation, a former Wexford Capital portfolio company. From December 1993 until July 2003, Mr. West held senior financial positions at Coast Asset Management and IndyMac Bank. Prior to that, Mr. West worked at First Nationwide Bank, Lehman Brothers and Peat Marwick Mitchell & Co., the predecessor of KPMG LLP. Since February 2014, Mr. West has also served as a director and Executive Chairman of the general partner of Viper Energy Partners LP, our publicly traded subsidiary, which we refer to as Viper. Mr. West holds a Bachelor of Science degree in Accounting from California State University, Chico. We believe Mr. West’s background in finance, accounting and private equity energy investments, as well as his executive management skills developed as part of his career with Wexford Capital, its portfolio companies and other financial institutions qualify him to serve on our board of directors.
TRAVIS D. STICE, age 53. Mr. Stice has served as our Chief Executive Officer since January 2012 and as a director of the Company since November 2012. Mr. Stice has also served as the Chief Executive Officer and a director of the general partner of Viper since February 2014. Prior to his current positions with us, he served as our President and Chief Operating Officer from April 2011 to January 2012. He served as a Vice President of Laredo Petroleum Holdings, Inc. from September 2008 to September 2010. Prior to that, Mr. Stice held a series of positions of increasing responsibilities at Burlington Resources until Burlington Resources' acquisition by ConocoPhillips in March 2006. He started his career with Mobil Oil in 1985. Mr. Stice has nearly 30 years of industry experience in production operations, reservoir engineering, production engineering and unconventional oil and gas exploration and over 20 years of management experience. Mr. Stice graduated from Texas A&M University with a Bachelor of Science degree in Petroleum Engineering. Mr. Stice is a registered engineer in the State of Texas, and is a 26-year member of the Society of Petroleum Engineers. We believe that Mr. Stice’s leadership within the Company, his management experience and his knowledge of the critical internal and external challenges facing the Company and the oil and natural gas industry as a whole qualify him for service on our board of directors.
MICHAEL P. CROSS, age 63. Mr. Cross has served as a director of the Company since October 2012. Mr. Cross is President and owner of Michael P. Cross, Inc., an independent oil and natural gas producer, a position he has held since July 1994. Mr. Cross also currently serves as a director of Warren Equipment Company, a position he has held since 2002. Mr. Cross has also served as a member of the Oklahoma Energy Resources Board since February 2005 and has been a member of the executive committee since 2007. Mr. Cross also served as a member of the Board of Directors of the Oklahoma Independent Petroleum Association for over 16 years. Mr. Cross served on the Board of Directors for OGE Enogex GP LLC from October 2007 to October 2008. Mr. Cross also served as CEO and President of Windsor Energy Resources, Inc. from December 2005 until December 2006. Mr. Cross served as President and Manager of Twister Gas Services, L.L.C., an oil and gas exploration, production and marketing company, from its inception in 1996 until June 2003 and served as President of its predecessor, Twister Transmission Company, from 1990 to 1996. Mr. Cross graduated from Oklahoma State University in 1973 with a BS in Business Administration. We believe that Mr. Cross’s strong oil and gas background and executive management experience qualify him for service on our board of directors.

DAVID L. HOUSTON, age 62. Mr. Houston has served as a director of the Company since October 2012. Since 1991, Mr. Houston has been the principal of Houston Financial, a firm that offers life and disability insurance, compensation and benefits plans and wealth management services with a focus on the energy sector. Since 2000, Mr. Houston has managed a mineral trust with approximately 9,200 net acres in Oklahoma, Texas, Kansas and New Mexico, which included responsibility for leasing and production matters. Mr. Houston served on the board of directors and executive committee of Deaconess Hospital, Oklahoma City, Oklahoma, from January 1993 until December 2008. Mr. Houston has served as a director of Gulfport Energy Corporation, or Gulfport, since July 1998, and has been Chairman of its Board since June 2013. Mr. Houston also serves on Gulfport's nominating and governance committees and is the chairman of its audit and compensation committees. He also served as a director of Bronco Drilling Company from May 2005 until December 2010 and was a member of its audit committee. Mr. Houston received a Bachelor of Science degree in business from Oklahoma State University and a graduate degree in banking from Louisiana State University. We believe that Mr. Houston’s financial background and his executive management experience qualify him for service on our board of directors.
MARK L. PLAUMANN, age 59. Mr. Plaumann has served as a director of the Company since October 2012. He is currently a Managing Member of Greyhawke Capital Advisors LLC, or Greyhawke, which he co-founded in 1998. Prior to founding Greyhawke, Mr. Plaumann was a Senior Vice President of Wexford Capital. Mr. Plaumann was formerly a Managing Director of Alvarez & Marsal, Inc. and the President of American Healthcare Management, Inc. He also was Senior Manager at Ernst & Young LLP. Mr. Plaumann served as a director and audit committee chairman for ICx Technologies, Inc. from 2006 until October 2010 and currently serves as a director and a member of the audit and compensation committees of Republic Airways Holdings, Inc., and a director of one private company. Mr. Plaumann also has served as a director, an audit committee chairman and a member of the conflicts committee of the general partner of Rhino Resource Partners LP, a coal operating company, since September 2010. Mr. Plaumann holds an M.B.A. and a B.A. in Business from the University of Central Florida. We believe that Mr. Plaumann’s service on the boards of other public companies and his executive management experience, including previous experience as chairman of audit committees, qualifies him for service on our board of directors.
What does the board of directors recommend?
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE DIRECTORS

What are the committees of the Board?
Our board of directors has the following committees:

Committee	Members		Principal Functions	Number of Meetings in 2014
Audit	David L. Houston	•
Reviews and discusses with management and the independent auditors the integrity of our accounting policies, internal controls, financial statements, accounting and auditing processes and risk management compliance.
Six (6)
Michael P. Cross
Mark L. Plaumann*

		•	Monitors and oversees our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent auditor.
		•	Monitors our compliance with legal and regulatory requirements.
•
Establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

		•	Reviews and approves related party transactions.
		•	Appoints, determines compensation, evaluates and terminates our independent auditors.
		•	Pre-approves audit and permissible non-audit services to be performed by the independent auditors.
		•	Prepares the report required by the SEC for the inclusion in our annual proxy statement.
		•	Reviews and reassesses the adequacy of the audit committee charter on a periodic basis.

Compensation	David L. Houston	•	Oversees and administers our executive compensation policies, plans and practices and evaluates their impact on risk and risk management.	Four (4)
Michael P. Cross*
Mark L. Plaumann
		•	Reviews and makes recommendations to the board of directors with respect to compensation plans, policies and benefit programs for employees generally.
		•	Discharges the board of directors’ responsibilities relating to the compensation of our chief executive officer and other executive officers.
		•	Reviews, approves and administers our Executive Annual Incentive Compensation Plan, including the establishment of performance criteria and targets and awards under such plan.

Committee	Members		Principal Functions	Number of Meetings in 2014
		•	Reviews, approves and administers our equity-based compensation plans, including the grants of stock options, restricted stock units and other equity awards under such plans.
		•	Makes recommendations to the board with respect to director compensation.
		•	Determines any stock ownership guidelines for our chief executive officer and other executive officers and directors.
		•	Annually reviews and reports to the board of directors on the performance of management.
		•	Reviews disclosure related to executive compensation in our proxy statement.
		•	Reviews and reassesses the adequacy of the compensation committee charter.
		•	Advise the board of directors regarding the stockholder advisory vote on executive compensation and golden parachutes, including the frequency of such votes.
		•	Reviews and considers the stockholder advisory vote on executive compensation when determining policies and making decisions on executive compensation.
•
Has the sole authority to appoint, compensate and oversee work of any compensation consultant and other advisors with respect to executive compensation and assistance with other charter responsibilities and determines any conflict of interest with such compensation consultant.

Nominating	David L. Houston*	•	Assists the board of directors in developing criteria for, identifying and evaluating individuals qualified to serve as members of our board of directors.	One (1)
Michael P. Cross
Mark L. Plaumann
		•	Identifies and recommends director candidates to the board of directors to be submitted for election at the Annual Meeting and to fill any vacancies on the board of directors.
		•	Evaluates candidates for board of directors membership, including those recommended by stockholders of the Company.
		•	Periodically reviews and makes recommendations regarding the composition and size of the board of directors and each of its committees.
		•	Reviews and recommends to the board of directors appropriate corporate governance guidelines for the Company.
		•	Conducts an annual assessment of the qualifications and performance of the board of directors.

Committee	Members		Principal Functions	Number of Meetings in 2014
		•	Reviews and reassesses the adequacy of the nominating committee charter.

*Committee Chairperson.

Do the committees have written charters?
Yes. The charters for our audit committee, compensation committee and nominating committee can be found on our website at www.diamondbackenergy.com under the “Investors—Corporate Governance” caption. You may also obtain copies of these charters, as well as our Code of Business Conduct and Ethics, which is described below, at no charge to you, by writing to Corporate Secretary, Diamondback Energy, Inc. 9400 N. Broadway Extension, Suite 700, Oklahoma City, OK 73114.

Corporate Governance Matters and Communications with the Board
Who are our independent directors?
Our board of directors has determined that David L. Houston, Michael P. Cross and Mark L. Plaumann meet the standards regarding independence set forth in the Nasdaq listing standards and are free of any relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out their responsibilities as directors of the Company.
Our board of directors has determined that each member of the audit committee is independent for purposes of serving on such committee under the Nasdaq listing standards and applicable federal law. In addition, our board of directors has determined that each current member of the audit committee is financially literate under the Nasdaq listing standards and that Mark L. Plaumann qualifies as the “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.
Our board of directors has also determined that each member of the compensation committee and the nominating committee meets the independence requirements applicable to those committees under the Nasdaq rules. In addition, our board of directors determined that each member of our compensation committee is an “outside director” in accordance with Section 162(m) of the Internal Revenue Code and a “non-employee director” in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.
Do our non-management directors meet separately without management?
Our non-management directors have the opportunity to meet in an executive session following each regularly scheduled meeting of the board of directors and its committees. Our non-management directors met in an executive session on seven (7) occasions in 2014.
How can I communicate with the board of directors?
Individuals may communicate with our board of directors or individual directors by writing to Corporate Secretary, Diamondback Energy, Inc., 9400 N. Broadway Extension, Suite 700, Oklahoma City, Oklahoma 73114. Our Corporate Secretary will review all such correspondence and forward to our board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, relates to the functions of our board of directors or the compensation committee thereof or that he otherwise determines requires their attention. Directors may review a log of all such correspondence received by us and request copies. Concerns relating to accounting, internal control over financial reporting or auditing matters will be immediately brought to the attention of the chairman of the audit committee and handled in accordance with the audit committee procedures established with respect to such matters.
Do directors attend the Annual Meeting?
Recognizing that director attendance at our Annual Meeting can provide our stockholders with an opportunity to communicate with directors about issues affecting the Company, we actively encourage our directors to attend the Annual Meeting of Stockholders. All of our directors attended our 2014 Annual Meeting of Stockholders.

Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics designed to help directors and employees resolve ethical issues. Our Code of Business Conduct and Ethics applies to all directors and employees, including the Chief Executive Officer, the Chief Financial Officer, principal accounting officer and controller and persons performing similar functions. Our Code of Business Conduct and Ethics covers various topics including, but not limited to, conflicts of interest, fair dealing, discrimination and harassment, confidentiality, compliance procedures and employee complaint procedures. Our Code of Business Conduct and Ethics is posted on our website under the “Investors—Corporate Governance” caption.

Nominating Process For Directors, Director Qualifications and Review of Director Nominees
The nominating committee is comprised of three non-employee directors, all of whom are independent under Nasdaq listing standards. As provided by the nominating committee’s charter, our nominating committee identifies, evaluates and recommends to our board of directors candidates with the goal of creating a balance of knowledge, experience and diversity. Generally, the committee identifies candidates through the personal, business and organizational contacts of the directors and management.
Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of our board of directors and the evolving needs of our stockholders’ businesses. It is the policy of our board of directors that at all times at least a majority of its members meets the standards of independence promulgated by Nasdaq and the Securities and Exchange Commission, or the SEC, and that all members reflect a range of talents, ages, skills and expertise, particularly in the areas of accounting and finance, management, leadership and oil and gas related industries sufficient to provide sound and prudent guidance with respect to our operations and stockholders’ interests. In addition to the foregoing factors, our nominating committee considers diversity in its evaluation of candidates for board membership. Although our board of directors does not have a formal diversity policy, our board believes that diversity with respect to viewpoint, skills and experience should be an important factor in board composition. Our nominating committee ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with its periodic review of the composition of the board and the size of the board as a whole.
We also require that the members of our board of directors be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending all meetings of the board of directors and applicable committee meetings. In accordance with its charter, our nominating committee periodically reviews the criteria for the selection of directors to serve on our board and recommends any proposed changes to our board of directors for approval.
In connection with our acquisition of oil and natural gas properties from Gulfport immediately prior to the completion of our initial public offering in October 2012, we entered into an investors rights agreement with Gulfport under which Gulfport has a right, for so long as it beneficially owns more than 10% of our outstanding common stock, to designate one individual as a nominee to serve on our board of directors. Such nominee, if elected to our board of directors, will also serve on each committee of the board of directors so long as he or she satisfies the independence and other requirements for service on the applicable committee. So long as Gulfport has the right to designate a nominee to our board of directors and there is no Gulfport nominee actually serving as our director, Gulfport will have the right to appoint one individual as an advisor to the board of directors who shall be entitled to attend board and committee meetings. Mr. David Houston was Gulfport’s nominee pursuant to the investor rights agreement at the time of our IPO and at the time of our 2013 Annual Meeting of Stockholders. Since then, Gulfport reduced its ownership interest in our common stock and currently owns less than 10% of our outstanding common stock. As a result, Gulfport did not, at the time of our 2014 Annual Meeting of Stockholders, and does not currently have the right to designate a director nominee to our board of directors.
Our board of directors will consider stockholder nominations for director candidates upon written submission of such recommendation to our Corporate Secretary along with, among other things, the nominee’s qualifications and certain biographical information regarding the nominee, such nominee’s written consent to serving as a director if elected and being named in the proxy or information statement and certain information regarding the status of the stockholder submitting the recommendation, all in the manner required by our amended and restated bylaws and the applicable rules and regulations promulgated under the Exchange Act. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by our board of directors at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to our board of directors.
Our board of directors may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, our board of directors will seek to achieve a balance of knowledge, experience and capability on the board. Our board of directors uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by current board members, professional search firms and other persons. After completing its evaluation, our board of directors approves the final slate of director nominees.
Our nominating committee approved the director nominees submitted for election at this Annual Meeting. Each nominee is a current board member and brings a strong and unique background and set of skills to our board of directors, giving our board of directors as a whole competence and experience in a variety of areas, including corporate governance and board service, executive management, oil and natural gas industry, accounting and finance and risk assessment and management. Specifically, in nominating the current board members for re-election at this Annual Meeting, our nominating committee considered such directors’ past service on our board and the information discussed in each of the directors’ individual biographies set forth beginning on page 4 above.

Director Leadership Structure
The positions of Chairman of the Board and Chief Executive Officer are held by two different individuals. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business and operations, while allowing our Chairman of the Board to lead the board in its fundamental role of providing advice to and oversight of management. The Chairman of the Board provides leadership to our board of directors and works with the board of directors to define its structure and activities in the fulfillment of its responsibilities. The Chairman of the Board sets the board agendas, with the input from other members of the board and our management, facilitates communications among and information flow to directors, has the power to call special meetings of our board of directors and stockholders and presides at meetings of our board of directors and stockholders. The Chairman of the Board also advises and counsels our Chief Executive Officer and other officers.
We believe that our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. We believe that the atmosphere of our board is collegial, that all board members are well engaged in their responsibilities, and that all board members express their views and consider the opinions expressed by other directors. Three of the five directors on our board are independent under the Nasdaq listing standards and SEC rules, and Mr. Houston has been appointed as the lead director among our independent directors. In such capacity, Mr. Houston’s duties include presiding at all meetings of the board at which the Chairman of the Board is not present, including executive sessions of the independent directors, and serving as a liaison between the Chairman of the Board and the independent directors. We believe that all of our independent directors have demonstrated leadership in business enterprises and are familiar with board processes. Our independent directors are involved in the leadership structure of our board by serving on our audit, nominating and compensation committees, each having a separate independent chairperson. Specifically, the chair of our audit committee oversees the accounting and financial reporting processes, as well as compliance with legal and regulatory requirements. The chair of our compensation committee oversees the annual performance evaluation of our Chief Executive Officer and our compensation policies and practices and their impact on risk and risk management. The chair of our nominating committee monitors matters such as the composition of the board and its committees, board performance and best practices in corporate governance. As such, each committee chair provides independent leadership for purposes of many important functions delegated by our board of directors to such committee.

Board of Director’s Role in Risk Oversight
As an exploration and production company, we face a number of risks, including risks associated with supply of and demand for oil and natural gas, volatility of oil and natural gas prices, exploring for, developing, producing and delivering oil and natural gas, declining production, environmental and other government regulations and taxes, weather conditions, including hurricanes, that can affect oil and natural gas operations over a wide area, adequacy of our insurance coverage, political instability or armed conflict in oil and natural gas producing regions and overall economic environment. Management is responsible for the day-to-day management of risks we face as a company, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight. Our Chairman of the Board meets regularly with our Chief Executive Officer and our Chief Financial Officer to discuss strategy and risks facing the Company. Our executive officers regularly attend the board meetings and are available to address any questions or concerns raised by the board on risk management-related and any other matters. Other members of our management team periodically attend the board meetings or are otherwise available to confer with the board to the extent their expertise is required to address risk management matters. Periodically, our board of directors receives presentations from senior management on strategic matters involving our operations. During such meetings, our board of directors also discusses strategies, key challenges, and risks and opportunities for the Company with senior management.
While our board of directors is ultimately responsible for risk oversight at the Company, the board's three committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Audit Committee Report
The audit committee is responsible for providing independent, objective oversight for the integrity of the Company’s financial reporting process and internal control system. Other primary responsibilities of the audit committee include the review, oversight and appraisal of the qualifications, independence and audit performance of the Company’s independent registered public accounting firm and providing an open venue for communication among the independent registered public accounting firm, financial and senior management, our internal auditors and the board of directors of the Company. A more detailed description of the responsibilities of the audit committee is set forth in its written charter, which is posted on our website at www.diamondbackenergy.com. The following report summarizes certain of the audit committee’s activities with respect to its responsibilities during 2014.
Review with Management and Independent Registered Public Accounting Firm. The audit committee has reviewed and discussed with management and Grant Thornton LLP, an independent registered public accounting firm, the audited consolidated financial statements of the Company for the year ended December 31, 2014.
Controls and Procedures. The audit committee discussed with management and Grant Thornton LLP the quality and adequacy of the Company’s disclosure controls and procedures. The audit committee also reviewed and discussed with management and Grant Thornton LLP the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Discussions with Independent Auditing Firm. The audit committee has discussed with Grant Thornton LLP, independent auditors for the Company, the matters required to be discussed by Rules on Auditing Standards No. 16, Communication with Audit Committees, as amended. The audit committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with that firm its independence from the Company.
Recommendation to the board of directors. Based on its review and discussions noted above, the audit committee recommended to the board of directors that the audited financial statements and management’s report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.
THE AUDIT COMMITTEE

Mark L. Plaumann, Chairman
Michael P. Cross
David L. Houston

Executive Officers
The following table sets forth the name, age and positions of each of our executive officers as of the record date:

Name	Age	Position
Travis D. Stice	53	Chief Executive Officer and Director
Teresa L. Dick	45	Chief Financial Officer, Senior Vice President and Assistant Secretary
Russell D. Pantermuehl	55	Vice President—Reservoir Engineering
Michael L. Hollis	39	Vice President—Drilling
Jeffrey L. White	58	Vice President—Operations
Paul S. Molnar	59	Vice President—Geoscience
Elizabeth E. Moses	57	Vice President—Business Development and Land
Randall J. Holder	61	Vice President, General Counsel and Secretary

Biographical information for Mr. Stice is set forth in this proxy statement under the heading “Election of Directors and Director Biographies.”
TERESA L. DICK. Ms. Dick has served as our Chief Financial Officer and Senior Vice President and Assistant Secretary since November 2009. Ms. Dick has also served as the Chief Financial Officer, Senior Vice President and Assistant Secretary of the general partner of Viper since February 2014. Prior to her current position with us, Ms. Dick served as our Corporate Controller from November 2007 until November 2009. From June 2006 to November 2007, Ms. Dick held a key management position as the Controller/Tax Director at Hiland Partners, a publicly-traded midstream energy master limited partnership. Ms. Dick has over 20 years of accounting experience, including over eight years of public company experience in both audit and tax areas. Ms. Dick received her Bachelor of Business Administration degree in Accounting from the University of Northern Colorado. Ms. Dick is a certified public accountant and a member of the American Institute of CPAs and the Council of Petroleum Accountants Societies.
RUSSELL D. PANTERMUEHL. Mr. Pantermuehl joined us in August 2011 as Vice President—Reservoir Engineering. Mr. Pantermuehl has also served as Vice President—Reservoir Engineering of the general partner of Viper since February 2014. Prior to his current position with us, Mr. Pantermuehl served as a reservoir engineering supervisor for Concho Resources Inc., an oil and gas exploration company, from March 2010 to August 2011 where he was responsible for reserve reporting and estimates of the Midland Basin Wolfberry assets. Mr. Pantermuehl worked for ConocoPhillips Company as a reservoir engineering advisor from January 2005 to March 2010 where he provided advice with respect to ConocoPhillips’ Bakken assets, reserve reporting and capital allocation. Mr. Pantermuehl also worked as an independent consultant in the oil and gas industry from April 2000 to January 2005. Mr. Pantermuehl received a Bachelor of Science degree in Petroleum Engineering from Texas A&M University.
MICHAEL L. HOLLIS. Mr. Hollis joined us in September 2011 as Vice President—Drilling. Mr. Hollis has also served as a director of the general partner of Viper since June 2014. Prior to his current position with us, Mr. Hollis served in various roles, most recently as drilling manager at Chesapeake Energy Corporation, an oil and gas exploration company, from June 2006 to September 2011. Mr. Hollis worked for ConocoPhillips Company as a senior drilling engineer from January 2002 to June 2006 and as a process engineer from 2001 to 2003. Mr. Hollis also worked as a production engineer for Burlington Resources from 1998 to 2001. Mr. Hollis received his Bachelor of Science degree in Chemical Engineering from Louisiana State University.
JEFFREY L. WHITE. Mr. White joined us in September 2011 as Vice President—Operations. Prior to his current position with us, Mr. White worked for Laredo Petroleum Holdings, Inc. as a completion manager from May 2009 to September 2011, where he was in charge of all completions. Mr. White also worked as a staff completion engineer for ConocoPhillips from February 2005 to May 2009. In addition, he worked in various engineering and management positions with Anadarko Petroleum from June 1988 to June 2005. Mr. White received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University. He also received a Bachelor of Science degree in Fishery Biology from New Mexico State University.
PAUL S. MOLNAR. Mr. Molnar joined us in August 2011 as Vice President—Geoscience. Prior to his current position with us, Mr. Molnar served as a Senior District Geologist for Samson Investment Company, an oil and gas exploration company, from March 2011 to August 2011. Mr. Molnar worked as an asset supervisor and geosciences supervisor for ConocoPhillips Company from April 2006 to February 2011. Mr. Molnar also worked as a geologic advisor for Burlington Resources, an oil and gas exploration company, from December 1996 to March 2006. Mr. Molnar has over 31 years of industry experience. Mr. Molnar received a Bachelor of Science degree in Geoscience from the State University of New York, College at Buffalo and a Master of Science degree in Geology from the State University of New York, University at Buffalo.
ELIZABETH E. MOSES. Ms. Moses became Vice President—Business Development and Land in January 2014. Ms. Moses has also served as the Vice President—Business Development and Land of the general partner of Viper since November 2014. Prior to this position, Ms. Moses worked for us as a Land Manager from February 2013 until December 2013. Ms. Moses worked as an independent consulting petroleum landman from 2003 until she joined us in February 2013. In her role as an independent consultant, Ms. Moses consulted with various clients in the oil and gas industry and supervised other sub-consultants. Ms. Moses has over 34 years of experience as a landman in the oil and gas industry. Ms. Moses received her Bachelor of Business Administration degree from Steven F. Austin State University.
RANDALL J. HOLDER. Mr. Holder joined us in November 2011 as General Counsel and Vice President responsible for legal matters. Mr. Holder has also served as the Vice President, General Counsel and Secretary of the general partner of Viper since February 2014. Prior to his current position with us, Mr. Holder served as General Counsel and Vice President for Great White Energy Services LLC, an oilfield services company, from November 2008 to November 2011. Mr. Holder served as Executive Vice President and General Counsel for R.L. Hudson and Company, a supplier of molded rubber and plastic components, from February 2007 to October 2008. Mr. Holder was in private practice of law and a member of Holder Betz LLC from February 2005 to February 2007. Mr. Holder served as Vice President and Assistant General Counsel for Dollar Thrifty Automotive Group, Inc., a vehicle rental company, from January 2003 to February 2005 and, before that, as Vice President and general counsel for Thrifty Rent-A-Car System, Inc., a vehicle rental company, from September 1996 to January 2003. He also served as Vice President and General Counsel for Pentastar Transportation Group, Inc. from November 1992 to September 1996, which was wholly-owned by Chrysler Corporation. Mr. Holder started his legal career with Tenneco Oil Company where he served as a Division Attorney providing legal services to the Company’s mid-continent division for ten years. Mr. Holder received a Juris Doctorate degree from Oklahoma City University.

Compensation Discussion and Analysis
Overview
The compensation discussion and analysis set forth below provides an overview of our compensation program, including the objectives and rationale of each element of compensation, for each of our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers, which we refer to herein as our named executive officers. This compensation discussion and analysis describes the actions and decisions of the compensation committee of our board of directors, and of our board of directors, to the extent applicable, as they relate to our executive compensation decisions. The compensation committee, which is composed entirely of independent directors, is primarily responsible for establishing, implementing and monitoring our compensation programs, including those applicable to our named executive officers. In particular, the compensation committee’s current role is to oversee, on behalf of our board of directors, our compensation and benefit plans and policies, review and approve incentive compensation and equity based plans (including establishing, reviewing and approving performance-based cash incentive bonuses and equity grants to our executive officers and directors, as may be applicable) and establish, review and approve annually all compensation decisions relating to our named executive officers, including those with respect to employment agreements, performance targets, severance arrangements, change in control provisions and any special supplemental benefits applicable to our Chief Executive Officer and other executive officers. The compensation committee meets at least annually to review executive compensation programs, approve compensation levels, consider performance targets, review management performance and administer our equity-based and cash incentive compensation plans. The compensation committee may delegate any or all of its responsibilities to a subcommittee, although no such delegation was made in 2014. The compensation committee operates in accordance with its charter, which was amended and restated effective January 2014, which sets forth the committee’s powers and responsibilities described in more detail under the heading “Election of Directors and Director Biographies—What are the committees of the Board?”
Certain of our executive officers and directors are also executive officers and/or directors of the general partner of Viper, our publicly traded subsidiary, and allocate their time between managing our business and managing the business of Viper. As discussed in more detail below under the heading “Viper IPO,” we own the general partner of Viper and approximately 88% of the limited partner interest in Viper. Viper’s general partner has the sole responsibility for conducting its business and for managing its operations, and its board of directors and executive officers make decisions on Viper’s behalf.
Except with respect to any awards that may be granted under the Viper Energy Partners LP Long-Term Incentive Plan, which we refer to as the Viper LTIP, the executive officers of Viper’s general partner do not receive separate amounts of compensation in relation to the services they provide to Viper. In accordance with the terms of Viper’s amended and restated limited partnership agreement, Viper reimburses Diamondback for compensation related expenses attributable to the portion of the executive’s time allocated to providing services to Viper. The responsibility and authority for compensation-related decisions for these executive officers resides with our compensation committee. However, all determinations with respect to awards that are made to Viper’s executive officers, key employees and non-employee directors under the Viper LTIP are made by the board of directors of Viper’s general partner. For a description of the Viper LTIP and awards granted to our named executive officers thereunder, please see “Viper’s Long-Term Incentive Plan,” “Compensation Tables—2014 Grants of Plan Based Awards under the Viper LTIP” and “Compensation Tables—Outstanding Equity Awards under the Viper LTIP at Fiscal 2014 Year-End” below.
Executive Compensation Policy and Objectives
Our general compensation policy is guided by several key principles:

•	designing competitive total compensation programs to enhance our ability to attract and retain knowledgeable and experienced senior management level employees;

•	motivating employees to deliver outstanding financial performance and meet or exceed general and specific business, operational and individual objectives;

•	setting compensation and incentive levels relevant to the market in which the employee provides service;

•
providing a meaningful performance-based compensation incentive, based on the performance of the individual and the financial performance of the Company to assure an alignment of interests between our senior management-level employees and our stockholders; and

•
providing a meaningful portion of the total compensation to our named executive officers in equity, thus assuring an alignment of interests between our senior management level employees and our stockholders.

Our compensation committee determines, subject to the terms of the employment agreements with our named executive officers, the mix of compensation, both among short-term and long-term compensation and cash and non-cash compensation, to establish structures that it believes are appropriate for each of our named executive officers. In making compensation decisions with respect to each element of compensation, the compensation committee considers numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons at comparable companies;

•	the demand for individuals with the individual’s specific expertise and experience at the time of hire;

•	achievement of individual and company performance goals and other expectations relating to the position;

•	comparison to other executives within the Company having similar levels of expertise and experience and the uniqueness of the individual’s industry skills; and

•	aligning the compensation of our executives with the performance of the Company on both a short-term and long-term basis.
The compensation committee seeks to provide a total compensation package to our named executive officers designed to drive performance and reward contributions in support of our business strategies and to attract, motivate and retain high quality talent with the skills and competencies required by us. The compensation committee also seeks to balance these goals by designing our compensation policies and programs to encourage and reward prudent business judgment over the long term by structuring long-term awards as both time-vesting and performance-based and setting meaningful performance criteria and targets, while also offering a competitive base salary component of executive compensation. The compensation committee believes that this combination should avoid encouraging management-level employees to engage in excessive risk-taking, while at the same time promoting performance and retention. In structuring our compensation policies and programs, the compensation committee also takes into consideration the compensation practices of our peer companies and may also review compensation data from the oil and natural gas industry in general. The compensation committee also may review any relevant compensation surveys and consult with compensation consultants with respect to determining any changes in the compensation for our named executive officers, subject to their respective employment agreements. The compensation committee also takes into consideration recommendations from our Chief Executive Officer with respect to our other named executive officers’ compensation.
Highlights of Company Performance in 2014
Operational Performance and Total Stockholder Return
2014 marked our second full year as a public company, during which our production volumes increased 166%, our total proved reserves increased 77% and our proved developed reserves increased 122%, in each case as compared to 2013. During 2014, we also increased our revenues by 138% to $495.7 million and net income attributable to Diamondback Energy, Inc. by 255% to $193.8 million, as compared to revenue and net income we had in 2013. Our expense structure also demonstrated improvement with lease operating expense averaging $7.79 per barrel of oil equivalent, or boe, in 2014, which is down from $7.92 per boe in 2013. Our low lease operating expenses combined with higher oil production as a percent of total production also drove peer leading cash margins for the Company in 2014.
The following performance graph compares our cumulative total stockholder return (assuming dividend reinvestment) from the first trading date following our IPO through December 31, 2014, with the average performance of our two proxy peer groups identified below under “Compensation Decisions for 2014 and Changes in Compensation for 2015,” the Standard & Poor’s 500 Stock Index, a broad market index, or the S&P 500 Index, and the PHLX SIG Oil Exploration and Production Index, or PHLX Index. The graph assumes an investment of $100 on such date, and that all dividends were reinvested and are weighted on a market capitalization basis. In 2014, we outperformed each of the peer group, the S&P 500 Index and the PHLX Index.

Date	S&P 500	PHLX SIG Oil Exploration and Production	Diamondback Energy Inc.	2013 Proxy Peer Group	2014 Proxy Peer Group
10/12/2012	$100.00	$100.00	$100.00	$100.00	$100.00
12/31/2012	$99.83	$93.56	$109.26	$92.79	$93.60
3/28/2013	$109.84	$101.36	$153.37	$109.01	$108.53
6/28/2013	$112.44	$98.35	$190.40	$104.32	$103.40
9/30/2013	$117.71	$113.67	$243.66	$134.60	$129.81
12/31/2013	$129.38	$117.47	$302.17	$136.10	$130.55
3/31/2014	$131.06	$119.95	$384.63	$154.26	$147.18
6/30/2014	$137.21	$137.80	$507.43	$179.59	$170.41
9/30/2014	$138.06	$112.35	$427.31	$148.35	$136.77
12/31/2014	$144.12	$83.59	$341.60	$103.81	$92.79

2014 Acquisitions
During 2014, we also completed several acquisitions continuing to build our inventory of horizontal drilling opportunities. In February of 2014, we completed acquisitions of oil and natural gas interests from unrelated third party sellers of additional leasehold interests in Martin County, Texas, in the Permian Basin, for an aggregate purchase price of approximately $292.2 million, subject to certain adjustments. These transactions included 6,450 gross (4,785 net) acres. On September 9, 2014, we completed the acquisition of oil and natural gas interests from unrelated third party sellers of additional leasehold interests in Midland, Glasscock, Reagan and Upton Counties, Texas in the Permian Basin, for an aggregate purchase price of approximately $523.3 million, subject to certain adjustments. This transaction included 17,617 gross (12,967 net) acres. Upon completion of these acquisitions, we became the operator of the acquired acreage. These transactions were each accretive to our stockholders and were funded with approximately $693 million in aggregate net proceeds from our equity offerings completed in February and July 2014 and borrowings under our revolving credit facility.
Viper IPO
On June 23, 2014, Viper completed its initial public offering of 5,750,000 common units representing limited partner interests, which we refer to as the Viper IPO, and, on September 19, 2014, Viper completed a follow-on underwritten public offering of 3,500,000 common units. The common units sold to the public in the aggregate represent an approximate 12% limited partner interest in Viper. We own the general partner of Viper and the remaining approximate 88% limited partner interest in Viper.
In connection with the closing of the Viper IPO, Viper agreed to distribute to Diamondback all cash and cash equivalents and the royalty income receivable on hand in the aggregate amount of approximately $11.6 million and the net proceeds from the Viper IPO. As of December 31, 2014, Viper had distributed $148.8 million to us pursuant to this agreement.
Compensation Decisions for 2014 and Changes in Compensation for 2015
During 2014, our named executive officers’ compensation was set in their employment agreements, subject to any salary adjustments by the compensation committee. In March 2014, the compensation committee approved the terms of an amended and restated employment agreement with our Chief Executive Officer which included an increase in base pay and the elimination of certain perquisites. The employment agreement was finalized on April 24, 2014, with an effective date of April 18, 2014. In January 2014, the compensation committee approved a new employment agreement with Elizabeth Moses in connection with her appointment as our Vice President—Business Development and Land and amended and restated employment agreements with each of our other named executive officers, other than our Chief Executive Officer, in each case effective January 1, 2014.
During 2014, the principal elements of compensation for our named executive officers contemplated by their respective employment agreements were:

•	base salary;

•
performance-based annual incentive bonus award under our 2014 Executive Annual Incentive Compensation Plan approved by our board of directors on April 2, 2014 and by our stockholders at the 2014 Annual Meeting on June 9, 2014;

•
time vesting equity awards granted to our named executive officers in February 2014, vesting in three approximately equal annual installments, with the first installment vesting on the date of grant and the remaining installments vesting on January 2 of each subsequent year;

•
performance-based equity awards granted to our named executive officers in February 2014, subject to attainment of certain performance goals established by our compensation committee, based on our total stockholder return relative to our proxy peer group during the performance period January 1, 2013 through December 31, 2015, and continuous service requirements; and

•	health insurance, life and disability insurance and 401(k) plan benefits available to all of our other employees.

Compensation Decisions for 2014

In the fall of 2013, the compensation committee retained Aon Hewitt to conduct a competitive review of compensation practices for our executive officers, including our named executive officers, and to establish marketplace compensation levels for such executives. The compensation committee also requested that Aon Hewitt provide a review of current marketplace incentive design practices. The compensation committee considered any potential conflicts of interest with the compensation consultant and determined that there were no such conflicts of interest. In connection with the foregoing, Aon Hewitt prepared its 2013 executive compensation analysis, dated November 14, 2013, based on the information available to it from its Oil & Gas Industry compensation surveys of oil and gas companies of similar size (measured by annual revenue) and market capitalization, which we refer to herein as the survey peer group companies, and the review of compensation practices in our peer group companies, based on such companies’ proxy statements filed in 2013, which we refer to herein as our proxy peer group companies. For 2013, our proxy peer group consisted of the following 17 companies determined to be similar to us based on industry and size (measured by annual revenue) and market capitalization: Concho Resources Inc., Linn Energy LLC, Energen Corp., Laredo Petroleum, Inc., Clayton Williams Energy Inc., Kodiak Oil & Gas Corp., Carrizo Oil & Gas Inc., PDC Energy Inc., Northern Oil & Gas Inc., Bonanza Creek Energy, Inc., Magnum Hunter Resources Corp., Resolute Energy Corp., Gulfport Energy Corporation, Athlon Energy Inc., Goodrich Petroleum Corp., Approach Resources Inc. and Callon Petroleum Co.
In its report, the compensation consultant provided competitive data for similarly situated executives at both the survey peer group and the proxy peer group companies (if such data was available for a particular named executive officer), focusing on the following elements of compensation: (i) the annual base salary, (ii) the target annual cash incentive bonus, assuming target performance is achieved, (iii) the total target annual cash compensation consisting of the two elements referenced above, (iv) the value of long-term incentive awards as of the date of grant and (v) the total direct compensation, consisting of the total target annual cash compensation and the value of long-term incentive awards as of the date of grant. The compensation consultant also analyzed how these elements of compensation compare to elements of compensation afforded to our executive officers, including the named executive officers, except that no comparative data was provided for our named executive officers with respect to long-term incentive compensation, since no grants of such awards were made to our named executive officers in 2013.
In its analysis, the compensation consultant determined that the 2013 base salary, target annual cash incentive bonus and target total annual cash compensation afforded to each of our named executive officers were generally on the low-end of being competitive with the survey peer group and were below the competitive range with the proxy peer group. In addition, the compensation consultant provided market values with respect to the annual long-term incentive awards granted to similarly situated executives at the survey peer group and proxy peer group companies to assist the compensation committee in making these determinations with respect to our named executive officers for 2014.
The compensation consultant also presented an overview of the overall annual incentive design programs, noting that the majority of annual incentive plans used by the proxy peer group companies are based on pre-established performance-based goals and provide for incentive compensation calculated based on meeting or exceeding the target opportunity above the specified threshold and based on performance ratings. The compensation consultant also provided data with respect to performance measures and the range of performance levels used by the proxy peer group companies in such incentive programs. The compensation consultant further provided information with respect to the average mix of the target total compensation and correlation of each element of compensation (expressed as the percentages of the target total compensation) for chief executive officers in the proxy peer group, consisting predominantly of performance shares or units, restricted stock or units and, to a lesser degree, stock options.
Following the compensation consultant's analysis of the market data, which was taken into account by our Chief Executive Officer, our Chief Executive Officer recommended that the 2014 annual base salary for each of our Vice President—Reservoir Engineering and Vice President—Drilling be set at $350,000 to recognize their role in the peer leading performance of the Company in 2013 and encourage retention.
Taking into consideration the compensation consultant’s analysis, our Chief Executive Officer also recommended to increase the target annual incentive bonus for each of the named executive officers, other than himself, (i) from 50% to 60% for our Chief Financial Officer and (ii) from 50% to 80% for our other named executive officers, so that such increase will bring the target incentive cash bonus in the competitive range with the survey peer group and the proxy peer group for such named executive officers, and with respect to our Vice President—Drilling to incentivize him further to contribute to our growth and expansion of our horizontal drilling and production operations.
As a long-term incentive to our named executive officers and taking into consideration the compensation consultant’s analysis, our Chief Executive Officer also recommended that the compensation committee consider granting our named executive officers, other than himself, long-term equity awards to enhance this element of compensation for such named executive officers and make it more competitive with the proxy peer group.
The compensation committee considered the 2013 Executive Compensation Analysis prepared by Aon Hewitt at its December 2013 meeting. The compensation committee also considered the recommendations from our Chief Executive Officer with respect to changes in compensation for 2014 for our other named executive officers, based on market data, enterprise value creation, total stockholder return, individual contribution and executive retention considerations and the compensation consultant’s analysis. Our Chief Executive Officer highlighted the Company’s financial and operating performance in 2013, reviewed the performance of each executive and presented his recommendations as to target bonus levels and base salary adjustments. During the meeting, the compensation committee also considered our Chief Executive Officer’s recommendations with respect to long-term incentive compensation for our other named executive officers, in light of the compensation consultant’s analysis. No particular benchmark targets were used in determining compensation for our named executive officers for 2014 and the compensation consultant’s analysis of the compensation data from both the survey peer group and the proxy peer group was used only as guidance.
Based on the recommendations of our Chief Executive Officer for our other named executive officers, and taking into account the compensation consultant’s analysis, the compensation committee determined that a material amount of executive compensation should be tied to performance, and a significant portion of the total prospective compensation of each named executive officer should be tied to measurable financial and operational objectives. These include performance criteria relative to our peer group. During periods when performance meets or exceeds established objectives, our named executive officers should be paid at or above targeted levels, respectively. When our performance does not meet key objectives and falls below the threshold, no payments should be made to such executive officers. Based on the foregoing, the compensation committee approved increases in the target annual performance bonus percentages for such named executive officers, consistent with those recommended by our Chief Executive Officer, approved a grant of performance restricted share units to be received by such named executive officers under the 2012 Plan upon attainment of certain performance goals, based on our total stockholder return relative to our proxy peer group during a performance period commencing on January 1, 2013 through December 31, 2015. The compensation committee also approved a grant of restricted stock unit awards to such named executive officers to be made at the beginning of 2014 under the 2012 Plan, vesting in three equal annual installments with the initial vesting commencing on the date of the award and the two remaining annual installments vesting on January 2 of each subsequent year. The compensation committee also approved increases in base annual salaries to our then named executive officers, other than our Chief Executive Officer, consistent with our Chief Executive Officer’s recommendations and considerations discussed above.
Following these determinations, the compensation committee discussed, in his absence, the performance of our Chief Executive Officer. The compensation committee determined to increase Mr. Stice’s base salary from $400,000 to $700,000 beginning January 1, 2014 to make it competitive with the compensation of the chief executive officers at the proxy peer group, to recognize Mr. Stice’s leadership and encourage retention. In connection with the expiration of Mr. Stice’s employment agreement, we entered into an amended and restated employment agreement, effective as of April 18, 2014, with Mr. Stice, the terms of which employment agreement were approved by the compensation committee. In connection with the execution of his amended and restated employment agreement, Mr. Stice’s salary was further increased to $725,000 effective April 18, 2014, as certain of Mr. Stice’s perquisites previously made available to him, such as car allowance and reimbursement of membership fees at the Midland Petroleum Club, were eliminated. Under his amended and restated agreement, Mr. Stice is also entitled to receive a target annual bonus of 100% of his base salary upon achievement of performance goals established by the compensation committee. The annual bonus may be less than the 100% target or more than 100%, up to a maximum of 200% of base salary in the event performance exceeds the target level established by the compensation committee. For a detailed description of Mr. Stice’s amended and restated employment agreement, see “Employment Agreements” below. In addition to the compensation provided in this amended and restated employment agreement, on February 27, 2014, Mr. Stice was granted 25,000 performance-based and 25,000 time-vesting restricted stock units having the same vesting schedule as the schedule discussed above with respect to our other named executive officers. These awards were approved by the compensation committee during its meeting in December 2013 (to be made in 2014) during which it considered Mr. Stice’s performance during 2013 and his compensation package for 2014. See “Executive Compensation Program Elements—Long Term Equity Incentive Compensation” and “Employment Agreements” below for a more detailed discussions of these awards made to each our Chief Executive Officer and other named executive officers in 2014. The compensation committee believes that the awards made to our named executive officers under the 2012 Plan will provide incentive to these executive officers to enhance our long-term success and encourage performance, and will continue to align the interests of our named executive officers with those of our stockholders.
In January 2014, the compensation committee considered and approved our entry into an employment agreement with Ms. Moses, effective January 1, 2014, in connection with her appointment as our Vice President-Business Development and Land. The employment agreement provides for a two-year term commencing on January 1, 2014, which will be extended for successive one-year periods unless we or the executive elects to not extend the term. Ms. Moses’ initial annual base salary for 2014 was $260,000. Her base salary can be increased from time to time by the compensation committee, but not decreased. In September 2014, the compensation committee determined to increase Ms. Moses’ base salary to $290,000 for the remainder of 2014, effective September 1, 2014, in connection with additional duties assumed by Ms. Moses as Vice President—Business Development and Land of Viper following the Viper IPO. See also “Employment Agreements” below.
2014 “Say On Pay” Advisory Vote
The compensation committee considered the advisory vote of the Company’s stockholders cast during the 2014 Annual Meeting, which expressed substantial support by the stockholders of the Company’s compensation of its named executive officers. Based on the compensation committee’s analysis of this support, it did not make any change to the executive compensation program or policies as a direct result of the 2014 “say on pay” advisory vote.
2014 Executive Compensation Analysis and Compensation Decisions for 2015
In the fall of 2014, the compensation committee again retained Aon Hewitt to conduct a competitive review of compensation practices for our executive officers, including our named executive officers, and to establish marketplace compensation levels for such executives. The compensation committee considered any potential conflicts of interest with the compensation consultant and determined that there were no such conflicts of interest. In connection with the foregoing, Aon Hewitt prepared its 2014 executive compensation analysis, dated December 2, 2014, based on the information available to it from its Oil & Gas Industry compensation surveys of oil and gas companies of similar size (measured by annual revenue), which we refer to herein as the survey peer group companies, and the review of compensation practices in our peer group companies, based on such companies’ proxy statements filed in 2014, which we refer to herein as our proxy peer group companies. For 2014, our proxy peer group consisted of the following 18 companies: Approach Resources, Inc., Bonanza Creek Energy, Inc., Callon Petroleum Co., Carizzo Oil & Gas Inc., Clayton Williams Energy Inc., Concho Resources Inc., Energen Corp., Goodrich Petroleum Corp., Gulfport Energy Corporation, Laredo Petroleum Holdings Inc., Linn Energy LLC, Magnum Hunter Resources Corp., Northern Oil & Gas Inc., Parsley Energy, Inc., PDC Energy Inc., Resolute Energy Corp., Rosetta Resources, Inc. and RSP Permian, Inc.
In its report, the compensation consultant provided competitive data for similarly situated executives at both the survey peer group and the proxy peer group companies (if such data was available for a particular named executive officer), focusing on the following elements of compensation: (i) the annual base salary; (ii) the target annual cash incentive bonus, assuming target performance is achieved; (iii) the total target annual cash compensation consisting of the two elements referenced above; (iv) the value of long-term incentive awards as of the date of grant; and (v) the total direct compensation, consisting of the total target annual cash compensation and the value of long-term incentive awards as of the date of grant. The compensation consultant also analyzed how these elements of compensation compare to elements of compensation afforded to our executive officers, including the named executive officers.
In its analysis, the compensation consultant determined that the 2014 base salary, target total annual cash compensation and the target total direct compensation afforded to each of our named executive officers were generally competitive with the median range of compensation at the survey and proxy peer group companies. Notwithstanding the foregoing, the compensation consultant determined that the target annual cash incentive bonus opportunity for our named executive officers, other than our Chief Executive Officer, was generally between the 25th percentile and the median range of the proxy peer group, and that the target annual cash incentive bonus opportunity was generally below the competitive range for our Chief Financial Officer, as compared to the similarly situated executives at the proxy peer group companies. The compensation consultant determined that the 2014 long-term incentive awards afforded to each of our named executive officers were generally higher than the median, between the median and the 75th percentile, for our survey and proxy peer groups.
In February 2015, the compensation committee met to consider, among other things, the 2014 Executive Compensation Analysis conducted by Hewitt Associates, base salary increases for the named executive officers for 2015 based on the Company’s performance in 2014, performance of each executive and, with respect to our named executive officers other than our Chief Executive Officer, our Chief Executive Officer’s recommendations. During the February 2015 meeting, the compensation committee also considered the recommendations from our Chief Executive Officer with respect to other changes in compensation for 2015 for our other named executive officers, based on market data, enterprise value creation, total stockholder return, individual contribution and executive retention considerations and the compensation consultant’s analysis. Our Chief Executive Officer highlighted the Company’s financial and operating performance in 2014, reviewed the performance of each executive and presented his recommendations as to base salary adjustments for 2015. During the meeting, the compensation committee also considered our Chief Executive Officer’s recommendations with respect to long-term incentive compensation for our other named executive officers, in light of the compensation consultant’s analysis. No particular benchmark targets were used in determining compensation for our named executive officers for 2015 and the compensation consultant’s analysis of the compensation data from both the survey peer group and the proxy peer group was used only as guidance. The compensation committee also discussed, in his absence, the performance of our Chief Executive Officer.
Based on the recommendations of our Chief Executive Officer for our other named executive officers, and taking into account the 2014 Executive Compensation Analysis prepared by the compensation consultant, the compensation committee determined that, consistent with its practices in setting compensation for 2014, a material amount of executive compensation in 2015 should be tied to performance, and a significant portion of the total prospective compensation of each named executive officer should be tied to measurable financial and operational objectives. These include performance criteria relative to our peer group. During periods when performance meets or exceeds established objectives, our named executive officers should be paid at or above targeted levels, respectively. When our performance does not meet key objectives and falls below the threshold, no qualified performance-based payments should be made to such executive officers.
Based on the foregoing, the compensation committee (i) approved an increase in the target annual performance bonus percentage for our Chief Financial Officer to align such element of her compensation with that of similarly situated executives at the peer group companies, consistent with the 2014 Executive Compensation Analysis prepared by the compensation consultant and (ii) approved a grant of performance-based restricted stock units to be received by such named executive officers under the 2012 Plan upon attainment of certain performance goals, based on our total stockholder return relative to our proxy peer group during a performance period commencing on January 1, 2014 through December 31, 2016. The compensation committee also approved a grant of restricted stock unit awards to each of our named executive officers under the 2012 Plan, vesting in three equal annual installments with the initial vesting commencing on the date of the award and the two remaining annual installments vesting on January 2 of each subsequent year.
The compensation committee also approved increases in base salaries for our named executive officers, effective January 1, 2015, from $725,000 to $830,000 for Travis Stice, our Chief Executive Officer, from $350,000 to $425,000 for Russell Pantermuehl, our Vice President—Reservoir Engineering, from $350,000 to $425,000 for Michael Hollis, our Vice President—Drilling, from $290,000 to $305,000 for Elizabeth Moses, our Vice President—Business Development and Land, and from $295,000 to $350,000 for Teresa Dick, our Chief Financial Officer. These decisions, other than with respect to our Chief Executive Officer, were based on our Chief Executive Officer’s recommendations, considering market salaries for similarly situated executives, total stockholder return, individual contribution and executive retention and the 2014 Executive Compensation Analysis of the peer group performed by Aon Hewitt. The compensation committee determined to increase our Chief Executive Officer’s annual base salary to recognize his leadership role in the significant financial and operational performance gains and accomplishments of our company during its operation as a public company and to encourage retention, as well as taking into consideration the information provided in the compensation consultant’s analysis. The compensation committee believes that these increases will ensure that our named executive officers’ base salaries will be more competitive with the peer group companies and will facilitate our ability to attract and retain the top talent.

Executive Compensation Program Elements
Subject to the terms of the employment agreements with our named executive officers, our compensation committee determines the mix of compensation, both among short-term and long-term compensation and cash and non-cash compensation, to establish structures that it believes are appropriate for each of our named executive officers. The compensation committee believes that the mix of base salary, performance-based incentive compensation, bonus awards, existing equity awards under their employment agreements, awards under the long-term incentive plan and the other benefits that are or will be available to our named executive officers will accomplish our overall compensation objectives. We believe that these elements of compensation create competitive compensation opportunities to align and drive executive performance in support of our business strategies and to attract, motivate and retain high quality talent with the skills and competencies required by us.
The following describes each element of our executive compensation program, which we use to meet our compensation objectives discussed above.
Base Salary
Our named executive officers’ base salaries are established in their respective employment agreements. Subject to the terms of the applicable employment agreements, as they may be amended or amended and restated from time to time, the compensation committee may increase base salaries to align such salaries with market levels for comparable positions in other companies in our industry if we identify significant market changes. Additionally, the compensation committee may increase base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities. The compensation committee may also evaluate our named executive officers’ salaries together with other components of their compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy and market practices in our peer group or our industry in general. Pursuant to the employment agreements with the named executive officers, the base salaries of such named executive officers can be increased from time to time by the compensation committee, but cannot be decreased. See “Compensation Decisions for 2014 and Changes in Compensation for 2015” for a discussion of considerations involved in the determination of our named executive’s base salaries.
Performance-Based Annual Incentive Bonus
2014 Performance Bonus. On March 27, 2014, the compensation committee established the performance criteria and targets for 2014 for the named executive officers and other covered employees, and specified the weighting attributable to such performance metrics, under our 2014 Annual Incentive Plan, referred to herein as the Annual Incentive Plan or the 2014 Plan, subject to our board of director's approval of such plan. Our board of directors approved the Annual Incentive Plan on April 2, 2014, which was then approved by our stockholders at the 2014 Annual Meeting. The Annual Incentive Plan is designed to provide an incentive to executive officers and other selected employees of the Company to contribute to the growth, profitability and increased value of the Company by providing cash incentive compensation that qualifies as “performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. The Annual Incentive Plan focuses on achievement of certain annual objectives and goals, as determined by the compensation committee at the beginning of each calendar year, and provides that the participants may earn a pre-determined percentage of their respective base salaries for the achievement of such specified goals. Under the Annual Incentive Plan, the payout opportunity may be contingent upon meeting the threshold performance levels (with no award payable unless the threshold is reached), and thereafter varies for performance above and below the pre-established target performance levels, subject to a maximum award level, which is generally capped at 300% of the base salary of the participant at the time the award is established. With respect to each of our named executive officers, the target award opportunity is established for each such named executive officer in his or her employment agreement, as adjusted based upon meeting or exceeding the performance levels established by the compensation committee for that year, and cannot exceed a maximum payment limit specified by the compensation committee. See “Employment Agreements” below. For 2015, the compensation committee increased the target annual incentive award opportunity established in our Chief Financial Officer’s employment agreement from 60% to 80% of her annual base salary to more closely align such target performance bonus with that of similarly situated executives in the peer group, based on the 2014 Executive Compensation Analysis prepared by the compensation consultant. The target annual incentive award opportunity for other named executive officers, including our Chief Executive Officer, remained unchanged for 2015 at 100% of the annual base salary for our Chief Executive Officer and 80% of the annual base salary for each of such other named executive officers, as the peer group analysis of this element of compensation for such other named executive officers indicated that it is generally competitive with the peer group.
The Annual Incentive Plan also provides that the awards granted to executive officers and covered employees under the Annual Incentive Plan will be forfeited if their respective employment does not continue through the date that the compensation committee certifies attainment of the applicable performance targets. In the event of a change in control, each named executive officer will be paid the target award amount (mid-point of any specified range of potential award payment amount) based on the assumption that the performance target was attained at the target level (mid-point of any specified range of performance targets) for the entire performance period. The target award amount will be paid within ten days following the consummation of the change in control transaction. For a more detailed description of the Annual Incentive Plan, see “2014 Executive Annual Incentive Compensation Plan” on page 30.

On March 27, 2014, the compensation committee established the performance criteria and targets for 2014 for the named executive officers and other covered employees under the Annual Incentive Plan and specified the weighting attributable to such performance metrics. For 2014, the performance levels require achieving certain financial and operational metrics, including EBITDA, growth of estimated proved reserves, growth of oil and natural gas production, general and administrative cost and lease operating expenses and certain other capital efficiency criteria. The compensation committee determined that these metrics were principal drivers of profitability and growth for the Company for 2014. The compensation committee determined that these performance levels, as well as bonus targets set forth in our named executive officers’ employment agreements, as amended and restated to date, would further motivate our named executive officers to contribute to the Company’s performance and growth, align our named executive officers’ interests with those of our stockholders and put a larger portion of our named executives’ compensation at risk. On March 9, 2015, the compensation committee certified to the attainment of the pre-established performance goals and targets for 2014. Of the target performances set by the compensation committee for 2014, the Company achieved 200% of the growth of oil and natural gas production target, 94% of the EBITDA target, 74% of the lease operating expense target, 180% of the general and administrative cost target, 200% of the growth of estimated proved reserves target, and 200% of the capital efficiency target. After applying the weighting established by the compensation committee to each category, the achievement of these performances resulted in an award of 154.7% of the applicable targeted bonus to each named executive officer. In connection with reaching these goals, the compensation committee approved awards to Mr. Stice, Ms. Dick, Mr. Pantermuehl, Mr. Hollis and Ms. Moses in the amounts of $1,121,754, $273,863, $433,229, $433,229 and $358,961, respectively.
On March 26, 2015, the compensation committee established the performance criteria and targets for 2015 for the named executive officers and other covered employees under the Annual Incentive Plan and specified the weighting attributable to such performance metrics. Similar to 2014, the performance levels for 2015 require achieving certain financial and operational metrics. For 2015, these performance factors include capital efficiency criteria, additions to proved developed producing (PDP) reserves, EBITDA (excluding realized gain/loss on hedges), growth of oil and natural gas production, lease operating expenses (per barrel of oil equivalent) and general and administrative cost-cash (per barrel of oil equivalent). The compensation committee also determined that the performance criteria established by it for 2015 will be applied in a manner that will eliminate the effects of any acquisitions and divestitures that may occur after March 26, 2015. The compensation committee believes that these performance factors, as well as bonus targets set forth in our named executive officers’ employment agreements, as adjusted by the compensation committee to date and discussed in more detail above, will continue to (i) further motivate our named executive officers to contribute to the Company’s performance and growth, (ii) align our named executive officers’ interests with those of our stockholders and (iii) put a larger portion of our named executives’ compensation at risk.
Long Term Equity Incentive Compensation
We seek to promote an ownership culture among our executive officers in an effort to enhance our long-term performance. We believe the use of stock and stock-based awards offers the best approach to achieving our compensation goals and to align the interests of our executive officers with those of our stockholders. In connection with our IPO, we adopted the 2012 Equity Incentive Plan, or the 2012 Plan. The purpose of the 2012 Plan is to enable us, and our affiliates, to attract and retain the services of the types of employees, consultants and directors who will contribute to our long term success and to provide incentives that will be linked directly to increases in share value that will inure to the benefit of our stockholders. The 2012 Plan provides a means by which eligible recipients of awards may be given an opportunity to benefit from increases in value of our common stock through the granting of equity awards. The terms of the 2012 Plan are described in more detail below. Under the employment agreements with each of our named executive officers, as amended and restated effective as of January 1, 2014 for our named executive officers other than our Chief Executive Officer and as of April 18, 2014 for our Chief Executive Officer, each such executive is eligible to participate in the 2012 Plan or such other equity incentive plan or plans then in existence for the benefit of employees, and may in the discretion of the compensation committee receive an equity award in accordance with the terms of such plan or plans. The timing and amount of such equity awards, any target performance goals and the vesting terms of such awards will be determined by the compensation committee in its sole discretion. If any of such executive’s employment terminates prior to any scheduled vesting date then, except as expressly provided in any existing or future equity award, the applicable executive shall forfeit all rights and interests in and to such unvested equity awards.
On February 27, 2014, based on the compensation committee’s determination in December 2013, Mr. Stice, Ms. Dick, Mr. Pantermuehl, Mr. Hollis and Ms. Moses were granted time-vesting restricted stock units in the amounts of 25,000, 7,080, 8,775, 8,775 and 7,020, respectively, under the 2012 Plan, of which one-third of the restricted stock units awarded vested on February 27, 2014. The remaining restricted stock units will vest in two substantially equal annual installments beginning on January 2, 2015. On February 27, 2014, Mr. Stice, Ms. Dick, Mr. Pantermuehl, Mr. Hollis and Ms. Moses were also granted performance-based restricted stock units in the amounts of 25,000, 7,080, 8,775, 8,775 and 7,020, respectively, under the 2012 Plan, which awards are subject to the satisfaction of certain total stockholder return performance conditions relative to our peer group for the performance period commencing on January 1, 2013 and ending on December 31, 2015, and continuous service requirements. On September 3, 2014, Ms. Moses was also granted 6,000 time-vesting restricted stock units in connection with additional duties assumed by Ms. Moses as Vice President—Business Development and Land of Viper. One-third of these restricted stock units vested on September 10, 2014 and the remaining restricted stock units will vest in two equal annual installments beginning on September 10, 2015.

On February 5, 2015, based on the compensation committee’s determination in February 2015, Mr. Stice, Ms. Dick, Mr. Pantermuehl, Mr. Hollis and Ms. Moses were granted time-vesting restricted stock units in the amounts of 35,834, 7,500, 10,000, 10,000 and 6,875, respectively, under the 2012 Plan, of which one-third of the award vested on February 5, 2015. The remaining restricted stock units will vest in two substantially equal annual installments beginning on January 2, 2016. On February 5, 2015, Mr. Stice, Ms. Dick, Mr. Pantermuehl, Mr. Hollis and Ms. Moses were also granted performance-based restricted stock units in the amounts of 35,833, 7,500, 10,000, 10,000 and 6,875, respectively, under the 2012 Plan, which awards are subject to the satisfaction of certain total stockholder return performance conditions relative to our peer group for the performance period commencing on January 1, 2014 and ending on December 31, 2016, and continuous service requirements.
In the event of our change in control, the time-vesting restricted stock units granted to each of our named executive officers in 2014 and 2015 will vest immediately upon the occurrence of such event and will be settled upon the consummation of such event. In the event of the executive’s death or disability during a period of continuous service, the deceased or disabled executive’s restricted stock units will vest immediately and will be settled in full on the payment date coincident with or next following the date of vesting. In the event of our change in control, the performance period for performance-based restricted stock units granted to each named executive officer in 2014 and 2015 will be accelerated to the last trading day of the month preceding the date of the consummation of our change in control, and the number of shares subject to performance-based restricted stock units will be determined based on meeting the total stockholder return percentile for such accelerated performance period, which shares will vest immediately following such determination and will be settled upon the consummation of the change in control. In the event of the named executive’s death or disability during a period of continuous service, the deceased or disabled executive’s vesting percentage will be determined at the end of the performance period and settled at the same payment date as if the participant remained in continuous service through the end of the performance period.
The compensation committee believes that these awards made to our named executive officers under the 2012 Plan will provide incentive to these executive officers to enhance our long-term success and encourage performance, and will continue to align the interests of our named executive officers with those of our stockholders.
Other Compensation and Perquisites
Consistent with our compensation philosophy, our compensation committee provides benefits to our executives that are substantially the same as those currently being offered to our other employees, including health insurance, life and disability insurance and a 401(k) plan. A description of the 401(k) plan is below.

Employment Agreements
The following summarizes the material terms of the employment agreements we have with our named executive officers.
Travis D. Stice. We are party to an employment agreement with Mr. Stice, our Chief Executive Officer, which employment agreement was originally entered into on April 18, 2011, amended and restated on August 20, 2012, amended effective January 1, 2013 and further amended and restated on April 24, 2014, effective April 18, 2014. The employment agreement, as amended and restated to date, has a three-year term commencing as of April 18, 2014 and provides for an annual base salary of $725,000. His base salary can be increased from time to time by the compensation committee, but not decreased. The compensation committee increased Mr. Stice's base salary to $830,000 effective January 1, 2015. Mr. Stice is also entitled to receive a target annual bonus of 100% of his base salary upon achievement of performance goals established by the compensation committee. The annual bonus may be less than the 100% target or more than 100%, up to a maximum of 200% of base salary in the event performance exceeds the target level established by the compensation committee. Mr. Stice is entitled to participate in such life and medical insurance plans and other similar plans that we establish from time to time for our executive employees.
Mr. Stice has agreed to certain restrictive covenants in his employment agreement, including, without limitation, his agreement not to compete with us, not to interfere with any of our employees, suppliers or regulators and not to solicit our customers or employees, in each case during Mr. Stice’s affiliation with us and for a period of six months thereafter. Mr. Stice’s continued employment with us is terminable by either party. We may terminate Mr. Stice’s employment at any time, with or without advance notice. Mr. Stice may terminate the employment relationship at any time and for any reason, and is required to give us 30 days’ notice if he voluntarily resigns without good reason. However, if (i) we terminate Mr. Stice’s employment without “cause” or due to non-renewal of the term of his employment agreement (together, a “no cause termination”), (ii) Mr. Stice resigns for good reason, meaning such resignation follows a material uncured breach by us of the employment agreement or a material diminution in Mr. Stice’s position, duties or authority or relocation of principal office more than 25 miles outside of Midland, Texas, or (iii) Mr. Stice’s employment is terminated due to death or disability, then (x) we will be obligated to pay, on a monthly basis, 200% of Mr. Stice’s base annual salary until the later of 24 months or the expiration of the term of his employment agreement, provided, however, that if a no cause termination or a good reason resignation occurs within 24 months after the occurrence of a change in control (as defined in the 2012 Plan or any successor plan) and such change in control is a “change in control event” within the meaning of Internal Revenue Service’s rules and regulations, Mr. Stice will be entitled to receive such severance in a lump sum payment, and (y) 100% of the premiums to continue Mr. Stice’s or his surviving spouse’s and eligible dependents’ group health plan continuation coverage under COBRA (provided that such individuals are qualified beneficiaries who are eligible and timely elect COBRA continuation coverage), in addition to any obligations under the terms of any outstanding equity awards; provided, in each case, that Mr. Stice continues to comply with the restrictive covenants described above and Mr. Stice (or his estate or beneficiaries in the case of clause (iii) above) executes a full general release in our favor. Under the employment agreement with Mr. Stice, the terms of each equity award granted to Mr. Stice will provide that such equity award will become 100% vested upon (i) our termination of Mr. Stice without cause or non-renewal of his employment agreement, (ii) Mr. Stice’s resignation for good reason, (iii) his death or disability or (iv) our change in control (as defined in the 2012 plan or any successor plan). In the event Mr. Stice’s employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses. For purposes of Mr. Stice’s employment agreement, “cause” is generally defined as Mr. Stice’s (a) willful and knowing refusal or failure to perform his duties in any material respect, (b) willful misconduct or gross negligence in performing his duties, (c) material breach of his employment agreement or any other agreement with us or Company policy of Code of Conduct, (d) conviction of, or a plea of guilty or nolo contendere to, a criminal act that constitutes a felony or involves fraud, dishonesty or moral turpitude, (e) indictment for a felony involving embezzlement, theft or fraud, (f) filing of a voluntary, or consent to an involuntary, bankruptcy petition, (g) dishonesty in connection with his responsibilities as an employee or (h) failure to comply with directives of our board of directors.
Teresa L. Dick. Effective September 2011, we entered into an employment agreement with Ms. Dick, our Senior Vice President and Chief Financial Officer, which employment agreement was amended and restated on August 20, 2012, amended effective January 1, 2013 and further amended and restated effective January 1, 2014. The employment agreement, as amended and restated to date, provides for a two-year term commencing on January 1, 2014, which will be extended for successive one-year periods unless we or the executive elects to not extend the term. Ms. Dick’s annual base salary during 2014 was $295,000. Her base salary can be increased from time to time by the compensation committee, but not decreased. The compensation committee increased Ms. Dick's base salary to $350,000 effective January 1, 2015. Subject to Ms. Dick’s achievement of certain performance goals as determined by our board of directors or the compensation committee for each fiscal year, Ms. Dick is eligible to receive a target annual bonus of 60% of her annual base salary, provided she remains employed by us on the payment date. For 2015, the compensation committee increased the target award opportunity for Ms. Dick from 60% to 80% of her annual base salary to more closely align such target performance bonus with that of similarly situated executives in the peer group. See “Compensation Discussion and Analysis—Executive Compensation Program Elements—Performance-Based Annual Incentive Bonus” above. Ms. Dick is also entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees.
Under her employment agreement, Ms. Dick is eligible to participate in the 2012 Plan or such other equity incentive plan or plans then in existence for the benefit of employees, and may in the discretion of the compensation committee receive an equity award in accordance with the terms of such plan or plans. The timing and amount of such equity awards, any target performance goals and the vesting terms of such awards will be determined by the compensation committee in its sole discretion. If Ms. Dick’s employment terminates prior to any scheduled vesting date, except as expressly provided in any existing or future equity award, then she will forfeit all rights and interests in and to such unvested equity awards.
Ms. Dick has agreed to certain restrictive covenants in her employment agreement, including, without limitation, her agreement not to compete with us, not to interfere with any of our employees, suppliers or regulators and not to solicit our customers or employees, in each case during Ms. Dick’s affiliation with us and for a period of six months thereafter. Ms. Dick’s continued employment with us is terminable by either party. We may terminate Ms. Dick’s employment agreement at any time, with or without advance notice. Ms. Dick may terminate the employment relationship at any time and for any reason, and is required to give us 30 days’ notice if she voluntarily resigns without good reason. However, if (i) we terminate Ms. Dick’s employment without “cause” or due to non-renewal of the term of her employment agreement, (ii) Ms. Dick resigns for good reason, meaning such resignation follows a material uncured breach by us of the employment agreement, relocation of her principal office 25 miles outside of Oklahoma City, Oklahoma or a material diminution in Ms. Dick’s position, duties or authority, or (iii) Ms. Dick’s employment is terminated due to death or disability, then Ms. Dick will be entitled to severance pay in an amount equal to 12 months’ base salary, provided, in each case, that the executive continues to comply with the restrictive covenants described above and the executive (or her estate or beneficiaries in the case of clause (iii) above) executes a full general release in our favor, except that the restriction on competition will not apply in the event the executive resigns for good reason within 12 months following our change of control. In the event Ms. Dick’s employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses as of the termination date. For purposes of Ms. Dick’s employment agreement, “cause” is generally defined as Ms. Dick’s (a) willful and knowing refusal or failure to perform her duties in any material respect, (b) willful misconduct or gross negligence in performing her duties, (c) material breach of her employment agreement or any other agreement with us or Company policy or Code of Conduct, (d) conviction of, or a plea of guilty or nolo contendere to, a criminal act that constitutes a felony or involves fraud, dishonesty or moral turpitude, (e) indictment for a felony involving embezzlement, theft or fraud, (f) filing of a voluntary, or consent to an involuntary, bankruptcy petition, (g) dishonesty in connection with her responsibilities as an employee or (h) failure to comply with directives of our board of directors. The benefits Ms. Dick is entitled to receive upon certain terminations, resignations and changes of control are summarized below in “Potential Payments Upon Termination, Resignation or Change of Control for Fiscal Year 2014” included elsewhere in this proxy statement.

Russell Pantermuehl. Effective July 2011, we entered into an employment agreement with Mr. Pantermuehl, our Vice President—Reservoir Engineering, which employment agreement was amended and restated on August 20, 2012, amended effective January 1, 2013 and further amended and restated effective January 1, 2014. The employment agreement, as amended and restated to date, provides for a two-year term commencing on January 1, 2014, which will be extended for successive one-year periods unless we or the executive elects to not extend the term. Mr. Pantermuehl’s annual base salary for 2014 was $350,000. His base salary can be increased from time to time by the compensation committee, but not decreased. The compensation committee increased Mr. Pantermuehl’s base salary to $425,000 effective January 1, 2015. Subject to Mr. Pantermuehl’s achievement of certain performance goals as determined by our board of directors or the compensation committee for each fiscal year, Mr. Pantermuehl is eligible to receive a target annual bonus of 80% of his annual base salary, provided he remains employed by us on the payment date. Mr. Pantermuehl is also entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees.
Under his employment agreement, Mr. Pantermuehl is eligible to participate in the 2012 Plan or such other equity incentive plan or plans then in existence for the benefit of employees, and may in the discretion of the compensation committee receive an equity award in accordance with the terms of such plan or plans. The timing and amount of such equity awards, any target performance goals and the vesting terms of such awards will be determined by the compensation committee in its sole discretion. If Mr. Pantermuehl’s employment terminates prior to any scheduled vesting date then, except as expressly provided in any existing or future equity award, then he will forfeit all rights and interests in and to such unvested equity awards.
Mr. Pantermuehl has agreed to certain restrictive covenants in his employment agreement, including, without limitation, his agreement not to compete with us, not to interfere with any of our employees, suppliers or regulators and not to solicit our customers or employees, in each case during Mr. Pantermuehl’s affiliation with us and for a period of six months thereafter. Mr. Pantermuehl’s continued employment with us is terminable by either party. We may terminate Mr. Pantermuehl’s employment at any time, with or without advance notice. Mr. Pantermuehl may terminate the employment relationship at any time and for any reason, and is required to give us 30 days’ notice if he voluntarily resigns without good reason. However, if (i) we terminate Mr. Pantermuehl’s employment without “cause” or due to non-renewal of the term of his employment agreement, (ii) Mr. Pantermuehl resigns for good reason, meaning such resignation follows a material uncured breach by us of the employment agreement, relocation of his principal office 25 miles outside of Midland, Texas or a material diminution in Mr. Pantermuehl’s position, duties or authority, or (iii) Mr. Pantermuehl’s employment is terminated due to death or disability, then Mr. Pantermuehl will be entitled to severance pay in an amount equal to 12 months’ base salary; provided, in each case, that the executive continues to comply with the restrictive covenants described above and the executive (or his estate or beneficiaries in the case of clause (iii) above) executes a full general release in our favor, except that the restriction on competition will not apply in the event the executive resigns for good reason within 12 months following our change of control. In the event Mr. Pantermuehl’s employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses effective as of the termination date. For purposes of Mr. Pantermuehl’s employment agreement, “cause” is generally defined as Mr. Pantermuehl’s (a) willful and knowing refusal or failure to perform his duties in any material respect, (b) willful misconduct or gross negligence in performing his duties, (c) material breach of his employment agreement or any other agreement with us or Company policy or Code of Conduct, (d) conviction of, or a plea of guilty or nolo contendere to, a criminal act that constitutes a felony or involves fraud, dishonesty or moral turpitude, (e) indictment for a felony involving embezzlement, theft or fraud, (f) filing of a voluntary, or consent to an involuntary, bankruptcy petition, (g) dishonesty in connection with his responsibilities as an employee or (h) failure to comply with directives of our board of directors. The benefits Mr. Pantermuehl is entitled to receive upon certain terminations, resignations and changes of control are summarized below in “Potential Payments Upon Termination, Resignation or Change of Control for Fiscal Year 2014” included elsewhere in this proxy statement.
Michael Hollis. Effective September 2011, we entered into an employment agreement with Mr. Hollis, our Vice President—Drilling, which employment agreement was amended and restated on August 20, 2012, amended effective January 1, 2013 and further amended and restated effective January 1, 2014. The employment agreement, as amended and restated to date, provides for a two-year term commencing on January 1, 2014, which will be extended for successive one-year periods unless we or the executive elects to not extend the term. Mr. Hollis’ annual base salary for 2014 was $350,000. His base salary can be increased from time to time by the compensation committee, but not decreased. The compensation committee increased Mr. Hollis’ base salary to $425,000 effective January 1, 2015. Subject to Mr. Hollis’ achievement of certain performance goals as determined by our board of directors for each fiscal year, Mr. Hollis is entitled to an annual bonus of 80% of his annual base salary, provided he remains employed by us on the payment date. Mr. Hollis is also entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees.
Under his employment agreement, Mr. Hollis is eligible to participate in the 2012 Plan or such other equity incentive plan or plans then in existence for the benefit of employees, and may in the discretion of the compensation committee receive an equity award in accordance with the terms of such plan or plans. The timing and amount of such equity awards, any target performance goals and the vesting terms of such awards will be determined by the compensation committee in its sole discretion. If Mr. Hollis’ employment terminates prior to any scheduled vesting date then, except as expressly provided in any existing or future equity award, then he will forfeit all rights and interests in and to such unvested equity awards.

Mr. Hollis has agreed to certain restrictive covenants in his employment agreement, including, without limitation, his agreement not to compete with us, not to interfere with any of our employees, suppliers or regulators and not to solicit our customers or employees, in each case during Mr. Hollis’ affiliation with us and for a period of six months thereafter. Mr. Hollis’ continued employment with us is terminable by either party. We may terminate Mr. Hollis’ employment at any time, with or without advance notice. Mr. Hollis may terminate the employment relationship at any time and for any reason, and is required to give us 30 days’ notice if he voluntarily resigns without good reason. However, if (i) we terminate Mr. Hollis’ employment without “cause” or due to non-renewal of the term of his employment agreement (ii) Mr. Hollis resigns for good reason, meaning such resignation follows a material uncured breach by us of the employment agreement, relocation of his principal office more than 25 miles outside of Midland, Texas, or a material diminution in Mr. Hollis’ position, duties or authority, or (iii) Mr. Hollis’ employment is terminated due to death or disability, then Mr. Hollis will be entitled to severance pay in an amount equal to 12 months’ base salary; provided, in each case, that Mr. Hollis continues to comply with the restrictive covenants described above and the executive (or his estate or beneficiaries in the case of clause (iii) above) executes a full general release in our favor, except that the restriction on competition will not apply in the event the executive resigns for good reason within 12 months following our change of control. In the event Mr. Hollis’ employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses effective as of the termination date. For purposes of Mr. Hollis’ employment agreement, “cause” is generally defined as Mr. Hollis’ (a) willful and knowing refusal or failure to perform his duties in any material respect, (b) willful misconduct or gross negligence in performing his duties, (c) material breach of his employment agreement or any other agreement with us or Company policy or Code of Conduct, (d) conviction of, or a plea of guilty or nolo contendere to, a criminal act that constitutes a felony or involves fraud, dishonesty or moral turpitude, (e) indictment for a felony involving embezzlement, theft or fraud, (f) filing of a voluntary, or consent to an involuntary, bankruptcy petition, (g) dishonesty in connection with his responsibilities as an employee or (h) failure to comply with directives of our board of directors. The benefits Mr. Hollis is entitled to receive upon certain terminations, resignations and changes of control are summarized below in “Potential Payments Upon Termination, Resignation or Change of Control for Fiscal Year 2014” included elsewhere in this proxy statement.
Elizabeth Moses. Effective January 1, 2014, we entered into an employment agreement with Ms. Moses in connection with her appointment as our Vice President—Business Development and Land. The employment agreement provides for a two-year term commencing on January 1, 2014, which will be extended for successive one-year periods unless we or the executive elects to not extend the term. Ms. Moses’ initial annual base salary was $260,000. Her base salary can be increased from time to time by the compensation committee, but not decreased. The compensation committee increased Ms. Moses’ base salary to $290,000, effective September 1, 2014, and to $305,000, effective January 1, 2015. Subject to Ms. Moses’ achievement of certain performance goals as determined by our board of directors or the compensation committee for each fiscal year, Ms. Moses is eligible to receive a target annual bonus of 80% of her annual base salary, provided she remains employed by us on the payment date. Ms. Moses is also entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees.
Under her employment agreement, Ms. Moses is eligible to participate in the 2012 Plan or such other equity incentive plan or plans then in existence for the benefit of employees, and may in the discretion of the compensation committee receive an equity award in accordance with the terms of such plan or plans. The timing and amount of such equity awards, any target performance goals and the vesting terms of such awards will be determined by the compensation committee in its sole discretion. If Ms. Moses' employment terminates prior to any scheduled vesting date then, except as expressly provided in any existing or future equity award, then she will forfeit all rights and interests in and to such unvested equity awards.
Ms. Moses has agreed to certain restrictive covenants in her employment agreement, including, without limitation, her agreement not to compete with us, not to interfere with any of our employees, suppliers or regulators and not to solicit our customers or employees, in each case during Ms. Moses' affiliation with us and for a period of six months thereafter. Ms. Moses’ continued employment with us is terminable by either party. We may terminate Ms. Moses’ employment at any time, with or without advance notice. Ms. Moses may terminate the employment relationship at any time and for any reason, and is required to give us 30 days’ notice if she voluntarily resigns without good reason. However, if (i) we terminate Ms. Moses’ employment without “cause” or due to non-renewal of the term of her employment agreement, (ii) Ms. Moses resigns for good reason, meaning such resignation follows a material uncured breach by us of the employment agreement, relocation of her principal office 25 miles outside of Midland, Texas or a material diminution in Ms. Moses’ position, duties or authority, or (iii) Ms. Moses’ employment is terminated due to death or disability, then Ms. Moses will be entitled to severance pay in an amount equal to 12 months’ base salary; provided, in each case, that the executive continues to comply with the restrictive covenants described above and the executive (or her estate or beneficiaries in the case of clause (iii) above) executes a full general release in our favor, except that the restriction on competition will not apply in the event the executive resigns for good reason within 12 months following our change of control. In the event Ms. Moses' employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses. For purposes of Ms. Moses' employment agreement, “cause” is generally defined as Ms. Moses' (a) willful and knowing refusal or failure to perform her duties in any material respect, (b) willful misconduct or gross negligence in performing her duties, (c) material breach of her employment agreement or any other agreement with us or Company policy or Code of Conduct, (d) conviction of, or a plea of guilty or nolo contendere to, a criminal act that constitutes a felony or involves fraud, dishonesty or moral turpitude, (e) indictment for a felony involving embezzlement, theft or fraud, (f) filing of a voluntary, or consent to an involuntary, bankruptcy petition, (g)

dishonesty in connection with her responsibilities as an employee or (h) failure to comply with directives of our board of directors. The benefits Ms. Moses is entitled to receive upon certain terminations, resignations and changes of control are summarized below in “Potential Payments Upon Termination, Resignation or Change of Control for Fiscal Year 2014” included elsewhere in this proxy statement.

2012 Plan
Eligible award recipients under the 2012 Plan are employees, consultants and directors of the Company and its affiliates. Incentive stock options may be granted only to our employees. Awards other than incentive stock options may be granted to employees, consultants and directors. The shares that may be issued pursuant to awards consist of our authorized but unissued common stock, and the maximum aggregate amount of such common stock which may be issued upon exercise of all awards under the plan, including incentive stock options, may not exceed 2,500,000 shares, subject to adjustment to reflect certain corporate transactions or changes in our capital structure. At any time after the Company is subject to the deduction limitations under Section 162(m) of the Internal Revenue Code, the maximum number of shares of common stock issuable under our equity incentive plan to any one participant during a calendar year shall not exceed 1,000,000 shares.
Share Reserve. The aggregate number of shares of common stock initially authorized for issuance under the plan is 2,500,000 shares. However, (i) shares covered by an award that expires or otherwise terminates without having been exercised in full and (ii) shares that are forfeited to, or repurchased by, us pursuant to a forfeiture or repurchase provision under the plan may return to the plan and be available for issuance in connection with a future award.
Administration. Our board of directors (or our compensation committee or any other committee of the board of directors as may be appointed by our board of directors from time to time) administers the plan. Among other responsibilities, the plan administrator selects participants from among the eligible individuals, determines the number of shares that will be subject to each award and determines the terms and conditions of each award, including methods of payment, vesting schedules and limitations and restrictions on awards. The plan administrator may amend, suspend, or terminate the plan at any time. Amendments will not be effective without stockholder approval if stockholder approval is required by applicable law or stock exchange requirements. Unless terminated earlier, our equity incentive plan will terminate in October 2022.
Stock Options. Incentive and nonstatutory stock options are granted pursuant to incentive and nonstatutory stock option agreements. Employees, directors and consultants may be granted nonstatutory stock options, but only employees may be granted incentive stock options. The plan administrator determines the exercise price of a stock option, provided that the exercise price of a stock option generally cannot be less than 100% (and in the case of an incentive stock option granted to a more than 10% stockholder, 110%) of the fair market value of our common stock on the date of grant, except when assuming or substituting options in limited situations such as an acquisition. Generally, options granted under the plan vest ratably over a four-year period and have a term of ten years (five years in the case of an incentive stock option granted to a more than 10% stockholder), unless specified otherwise by the plan administrator in the option agreement.
Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (i) cash or check, (ii) a broker-assisted cashless exercise, (iii) the tender of common stock previously owned by the optionee, (iv) stock withholding and (v) other legal consideration approved by the plan administrator, such as exercise with a full recourse promissory note (not applicable for directors and executive officers).
Unless the plan administrator provides otherwise (solely with respect to intervivos transfers to certain family members and estate planning vehicles), nonstatutory options generally are not transferable except by will or the laws of descent and distribution. An optionee may designate a beneficiary, however, who may exercise the option following the optionee’s death. Incentive stock options are not transferable except by will or the laws of descent and distribution.
Restricted Awards. Restricted awards are awards of either actual shares of common stock (e.g., restricted stock awards), or of hypothetical share units (e.g., restricted stock units) having a value equal to the fair market value of an identical number of shares of common stock, that will be settled in the form of shares of common stock upon vesting or other specified payment date, and which may provide that such restricted awards may not be sold, transferred, or otherwise disposed of for such period as the plan administrator determines. The purchase price and vesting schedule, if applicable, of restricted awards are determined by the plan administrator. A restricted stock unit is similar to a restricted stock award except that participants holding restricted stock units do not have any stockholder rights until the stock unit is settled with shares. Stock units represent an unfunded and unsecured obligation for us and a holder of a stock unit has no rights other than those of a general creditor.
Performance Awards. Performance awards entitle the recipient to vest in or acquire shares of common stock, or hypothetical share units having a value equal to the fair market value of an identical number of shares of common stock that will be settled in the form of shares of common stock upon the attainment of specified performance goals. Performance awards may be granted independent of or in connection with the granting of any other award under the plan. Performance goals will be established by the plan administrator based on one or more business criteria that apply to the plan participant, a business unit, or the Company and our affiliates. Performance goals will be objective and may be intended to meet the requirements of Section 162(m) of the Internal Revenue Code. Performance goals must be determined prior to the time 25% of the service period has elapsed but not later than 90 days after the beginning of the service period. No payout will be made on a performance award granted to a named executive officer unless all applicable performance goals and service requirements are achieved. Performance awards may not be sold, assigned, transferred, pledged or otherwise encumbered and terminate upon the termination of the participant’s service to us or our affiliates.
Stock Appreciation Rights. Stock appreciation rights may be granted independent of or in tandem with the granting of any option under the plan. Stock appreciation rights are granted pursuant to stock appreciation rights agreements. The exercise price of a stock appreciation right granted independent of an option is determined by the plan administrator, but as a general rule will be no less than 100% of the fair market value of our common stock on the date of grant. The exercise price of a stock appreciation right granted in tandem with an option is the same as the exercise price of the related option. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (i) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (ii) the number of shares of common stock with respect to which the stock appreciation right is exercised. Payment will be made in cash, delivery of stock, or a combination of cash and stock as deemed appropriate by the plan administrator.
Adjustments in capitalization. In the event that there is a specified type of change in our common stock without the receipt of consideration by us, such as pursuant to a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction, appropriate adjustments will be made to the various limits under, and the share terms of, the plan including (i) the number and class of shares reserved under the plan, (ii) the maximum number of stock options and stock appreciation rights that can be granted to any one person in a calendar year and (iii) the number and class of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.
Corporate Transactions. Except as may be provided in a specific award certificate, in the event of a change in control transaction (other than a transaction resulting in Wexford Capital LP or an entity controlled by, or under common control with Wexford Capital LP maintaining direct or indirect control over the Company), or a corporate transaction such as a dissolution or liquidation of the Company, or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off, or a sale in one or a series of related transactions, of all or substantially all of the assets of the Company or a merger, consolidation, or reverse merger in which we are not the surviving entity, then all outstanding stock awards under the plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company), or may be cancelled either with or without consideration for the vested portion of the awards, all as determined by the plan administrator. In the event an award would be cancelled without consideration paid to the extent vested, the award recipient may exercise the award in full or in part for a period of ten days.

Viper’s Long-Term Incentive Plan
To incentivize Viper’s management and directors to continue to grow Viper’s business, the board of directors of Viper’s general partner adopted the Viper LTIP for employees, officers, consultants and directors of Viper’s general partner and any of its affiliates, including Diamondback, who perform services for Viper.
The purpose of the Viper LTIP is to provide a means to attract and retain individuals who are essential to Viper’s growth and profitability and to encourage them to devote their best efforts to advancing Viper’s business by affording such individuals a means to acquire and maintain ownership of awards, the value of which is tied to the performance of Viper’s common units. The Viper LTIP provides for the grant of unit options, unit appreciation rights, restricted units, unit awards, phantom units, distribution equivalent rights, cash awards, performance awards, other unit-based awards and substitute awards (collectively, “awards”). These awards are intended to align the interests of employees, officers, consultants and directors with those of Viper’s unitholders and to give such individuals the opportunity to share in Viper’s long-term performance. Any awards that are made under the Viper LTIP will be approved by the board of directors of Viper’s general partner or a committee thereof that may be established for such purpose. Viper will be responsible for the cost of awards granted under the LTIP.
Viper’s general partner has made grants under the Viper LTIP of (a) phantom units to the non-employee directors of Viper’s general partner (see “Director Compensation” included in Viper’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 20, 2015, for information regarding those awards) and (b) at the time of the Viper IPO, an aggregate of 2,500,000 unit options to the executive officers of Viper’s general partner. Each unit option entitles the recipient to purchase one of Viper’s common units. In accordance with the Viper LTIP, the exercise price of the unit options granted may not be less than the market value of our common units on the date of grant. The outstanding unit options have an exercise price of $26.00 per unit, which was the price to the public in the Viper IPO. Subject to accelerated vesting upon certain specified events, a third of the unit options will vest each year on the anniversary of their grant, and the options will be automatically exercised, to the extent vested, on the earlier to occur of the three year anniversary of the date of grant or the occurrence of a change in control. For the information regarding the unit options granted to our named executive officers pursuant to the Viper LTIP, see “Compensation

Tables—2014 Grants of Plan-Based Awards under the Viper LTIP” and “Compensation Tables—Outstanding Equity Awards under the Viper LTIP at Fiscal 2014 Year-End” below.
Administration
The Viper LTIP is administered by the board of directors of Viper’s general partner. The board of directors of Viper’s general partner administers the Viper LTIP pursuant to its terms and all applicable state, federal, or other rules or laws. The board of directors of Viper’s general partner has the power to determine to whom and when awards will be granted, determine the amount of awards (measured in cash or in shares of our common units), proscribe and interpret the terms and provisions of each award agreement (the terms of which may vary), accelerate the vesting provisions associated with an award, delegate duties under the Viper LTIP and execute all other responsibilities permitted or required under the Viper LTIP.
Change in Control
Upon a “change in control” (as defined in the Viper LTIP), the board may, in its discretion, (i) remove any forfeiture restrictions applicable to an award, (ii) accelerate the time of exercisability or vesting of an award, (iii) require awards to be surrendered in exchange for a cash payment, (iv) cancel unvested awards without payment or (v) make adjustments to awards as the committee deems appropriate to reflect the change in control.
Termination of Employment or Service
The consequences of the termination of a participant’s employment, consulting arrangement or membership on the board of directors of Viper’s general partner will be determined by the board in the terms of the relevant award agreement.

2014 Executive Annual Incentive Compensation Plan
Eligibility. Our executive officers and selected employees and those of our subsidiaries are eligible to receive awards under the 2014 Plan.
Awards. The 2014 Plan provides for awards of incentive compensation that are contingent on the attainment of specific performance targets. The Administrator establishes the performance targets for each award and the performance period during which the performance is to be measured, which will generally be our fiscal year. Performance targets may include a minimum level of performance below which no payment will be made, levels of performance at which specified percentages of the award will be paid, and a maximum level of performance above which no additional award will be paid. The Administrator must adopt the performance targets and criteria for awards granted to executive officers subject to the limits of Section 162(m) of the Code, whom we refer to as “Covered Employees,” no later than the earlier of:

·	90 days after the beginning of the performance period, or

·	the time when 25% of the performance period has elapsed.
In addition, award amounts to be paid to any Covered Employee for any one year may not exceed the lesser of: (i) 300% of base salary at the time the award is established, or (ii) $6 million dollars. Individual awards may be subject to lesser limits in the discretion of the compensation committee.
Performance Factors. Performance targets for each award are be based on pre-established performance factors, which may include any or all of the following, individually or in combination:

·	revenue;

·	net sales;

·	operating income;

·	earnings before all or any of interest, taxes, depreciation and/or amortization (“EBIT,” “EBITA,” or “EBITDA”);

·	growth of oil and natural gas production;

·	growth of estimated or proved reserves;

·	capital efficiency based on revenue per barrel of oil equivalent (“BOE”) produced;

·	lease operating expenses;

·	general and administrative expenses;

·	net cash provided by operating activities or other cash flow measurements;

·	working capital and components thereof;

·	return on equity or average stockholders’ equity;

·	return on assets;

·	market share;

·	net or gross sales measured by product line, territory, one or more customers, or other category;

·	stock price;

·	earnings per share;

·	earnings from continuing operations;

·	net worth;

·	credit rating; and

·	levels of expense, cost or liability by category, operating unit, or any other delineation; or any increase or decrease of one or more of the foregoing over a specified period.
These performance factors may relate to the performance of the Company or the performance of a business unit, product line, territory, or any combination of these. Performance targets for employees who are not executive officers may also be based on other additional objective or subjective performance criteria established by the Administrator.
Limitation on Discretion. The Administrator may at any time establish additional conditions and terms of payment of awards, including additional financial, strategic or individual goals, which may be objective or subjective. The Administrator may exercise negative discretion to reduce the amount of an award, but may not adjust upwards the amount payable pursuant to any award to a Covered Employee, nor may it waive the achievement of the performance target requirement for any Covered Employee, except in the case of the death or disability of the participant or a change in control of the Company.
Payment of Awards. Unless the Administrator determines otherwise, all payments in respect of awards granted under the 2014 Plan will be made in cash, and will be paid within a reasonable period after the end of the performance period. In the case of awards designed not to be subject to Code Section 409A as deferred compensation, payments will be made not later than the latest date at which such awards will still qualify for the Section 409A exemption for short-term deferrals. Unless the Administrator provides otherwise, a participant must be employed by us on the date that awards are paid to receive an award payment, except in the case of death or disability. If a participant dies or becomes disabled during a performance period, the participant (or the participant’s beneficiary) will receive a pro-rated award payment at the same time all other awards are paid for the performance period. In the event of a change in control, each named executive officer will be paid the target award amount (mid-point of any specified range of potential award payment amount) based on the assumption that the performance target was attained at the target level (mid-point of any specified range of performance targets) for the entire performance period. The target award amount will be paid within ten (10) days following the consummation of the change in control transaction.
Certification of Performance. Before payment of any award to a Covered Employee our compensation committee must certify in writing that the performance target requirement for such award was met.
Term. The 2014 Plan was effective as of April 1, 2014 with respect to the fiscal year performance period beginning January 1, 2014. The Administrator may at any terminate the 2014 Plan in whole or in part.
Amendment of the 2014 Plan. The Administrator may at any time amend the 2014 Plan, subject to approval by our stockholders to the extent stockholder approval is necessary to continue to qualify as “performance-based compensation” under Section 162(m) of the Code.
Administration of the Plan. Our Board has delegated its authority to administer the 2014 Plan to the Company’s compensation committee, to whom we refer as the “Administrator.” The compensation committee is expected to consist solely of at least two “outside directors” within the meaning of Section 162(m) of the Code. The Administrator has the authority to administer the 2014 Plan and to exercise all the powers and authorities either specifically granted to it under the 2014 Plan or necessary or advisable in the administration of the 2014 Plan, including (but not limited to) the following:

·	to interpret the 2014 Plan and any award;

·	to prescribe rules relating to the 2014 Plan;

·	to determine the persons to receive awards;

·	to determine the terms, conditions, restrictions and performance criteria, including performance factors and performance targets, relating to any award;

·	to accelerate an award that is designed not to be deferred compensation subject to Code Section 409A (after the attainment of the applicable performance target or targets);

·
to adjust performance targets in recognition of specified events such as unusual or non-recurring events affecting us or our financial statements, including certain asset dispositions, cessation of operations resulting from a natural disaster, or in response to changes in applicable laws, regulations, or accounting principles as specified in the 2014 Plan or in the performance targets established for any performance period;

·	to waive restrictive conditions for an award (but not performance targets); and

·	to make any other determinations that may be necessary or advisable for administration of the 2014 Plan.
Federal Income Tax Consequences of the 2014 Plan
Under federal income tax laws currently in effect:
Participants in the 2014 Plan will recognize in the year of payment ordinary income equal to the award amount, which is subject to applicable income and employment tax withholding by us (including the additional tax of 0.9% imposed on wages in excess of $200,000 under Section 3101(b)(2) of the Code). Under current regulations and guidance, we expect that awards under the 2014 Plan will not be subject to Section 409A of the Code, which imposes restrictions on nonqualified deferred compensation arrangements and penalizes participants for violating these restrictions.
We expect that we will be entitled to a tax deduction in connection with each award under the 2014 Plan in an amount equal to the ordinary income realized by the participant without regard to the $1 million annual deduction limitation under Section 162(m) of the Code, if the stockholders approve the 2014 Plan and the other requirements of Section 162(m) are satisfied. However, the Administrator may award compensation that is or may become non-deductible, and expects to consider whether it believes such grants are in the best interest of the Company, balancing tax efficiency with long-term strategic objectives. While the Administrator is mindful of the limitation imposed by Section 162(m) of the Code, it also recognizes that facts and circumstances may render compliance with those limitations inappropriate, at odds with the best interests of the Company or out of step with the then-prevailing competitive market conditions. In such event, the Administrator’s priority will be determining what is in the best interest of the Company and its stockholders rather than compliance with the technical limitations imposed by the Code.
Section 162(m). Section 162(m) of the Code imposes a $1 million annual limit on the amount of compensation that we may deduct for federal income tax purposes with respect to our chief executive officer and each of our other three highest compensated officers (other than our chief financial officer), subject to certain exceptions. The 2014 Plan is intended to qualify for the exception under Section 162(m) for “performance-based compensation.”
401(k) Plan
We participate in a 401(k) Plan. Employees may elect to defer a portion of their compensation up to the statutorily prescribed limit. Each pay period we make a matching contribution to each employee’s deferral, not to exceed 10 percent. An employee’s interests in his or her deferrals and our matching contributions are, in each case, 100% vested when contributed. The 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employee until distributed from the 401(k) Plan, and all timely made contributions are deductible by us for the year in which they are allocable.
Effect of Our Compensation Policies and Practices on Risk and Risk Management
The compensation committee reviews the risks and rewards associated with our compensation policies and programs. We believe that such policies and programs encourage and reward prudent business judgment and avoid encouraging excessive risk-taking over the long term. With respect to specific elements of compensation:

•
We believe that our programs balance short- and long-term incentives for our executive officers providing for an appropriate mix of fixed, discretionary and equity compensation that overall encourages long-term performance.

•
We believe that annual base salaries for our named executive officers do not encourage excessive risk-taking as they are fixed amounts that are subject to discretionary increases by our compensation committee, based, among other factors, on annual performance evaluations. We also believe that such annual base salaries are set at reasonable levels, as compared to the base salaries of similarly situated individuals at our peer group companies. The base salary represents a portion of our named executive officers’ overall compensation potential and is balanced by the other elements of their overall compensation potential, which are tied to both performance and long-term service.

•
Our annual incentive bonuses are designed to award achievement of short-term performance-driven results. The payment and amounts of the 2014 annual incentive bonuses were based upon meeting of certain performance criteria and targets established by the compensation committee for 2014, as disclosed in more detail above, which we believe were set at meaningful levels and do not encourage excessive risk taking. We also believe that performance criteria and targets established by the compensation committee for 2015 were similarly designed to encourage performance, but not excessive risk taking.

•
Stock options and restricted stock units granted to our named executive officers are subject to time vesting provisions. We award stock options to align compensation with Company performance, as the options become valuable to the executive only if the stock price increases from the date of grant. Also, stock options require a long-term commitment by executives to realize the appreciation potential of the options. We award restricted stock units to ensure that our executives have a continuing stake in the long-term success of the Company as the value of the award will depend on the stock price at and after the time of vesting. We believe that our long-term equity awards do not encourage excessive risk taking that may be associated with equity awards that vest based strictly on achieving certain targets. We also believe that our long-term equity awards provide incentive to our named executive officers to take appropriate amount of risk.

•
As described above in the discussion of the employment agreements of the named executive officers, our named executive officers are entitled to certain benefits that are payable upon the occurrence of their termination without “cause,” resignation for “good reason,” or certain change in control transactions.

Based on the foregoing, the compensation committee believes that the Company does not utilize compensation policies and programs creating risks that are reasonably likely to have a material adverse impact on the Company.

Compensation Committee Report
The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the compensation committee recommended that the summary of Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by the compensation committee:
Michael P. Cross, Chairman
David L. Houston
Mark L. Plaumann

Compensation Committee Interlocks and Insider Participation
The compensation committee of our board of directors consists of David L. Houston, Michael P. Cross and Mark L. Plaumann. No current member of our compensation committee has ever been an officer or employee of ours. None of our executive officers serves, or has served during the past fiscal year, as a member of the board of directors or compensation committee of any other company that has or had one or more executive officers serving as member of our board of directors or compensation committee.

Compensation Tables
2014, 2013 and 2012 SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation of our principal executive officer, principal financial officer and our three other highest paid executive officers, each our named executive officer, for the fiscal years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($) (4)	401(k) Contributions and All Other Compensation ($)(5)	Total ($)(6)
Travis D. Stice	2014	$717,165	—	$4,737,949	—	$1,121,754	$20,273	$6,597,141
Chief Executive	2013	$400,000	$1,733,333	—	—	—	$31,287	$2,164,620
Officer	2012	$300,000	$1,023,771	$1,000,003	$1,257,526	—	$30,754	$3,612,054

Teresa L. Dick	2014	$295,000	—	$1,341,805	—	$273,863	$17,207	$1,927,875
Chief Financial	2013	$250,000	$310,000	—	—	—	$17,954	$577,954
Officer	2012	$250,000	$412,500	$300,003	$225,875	—	$16,211	$1,204,589

Russell Pantermuehl	2014	$350,000	—	$1,663,042	—	$433,229	$17,040	$2,463,311
Vice President -Reservoir Engineering	2013	$238,700	$520,000	—	—	—	$16,994	$775,694

Michael L. Hollis	2014	$350,000	—	$1,663,042	—	$433,229	$17,040	$2,463,311
Vice President-	2013	$276,000	$520,000	—	—	—	$17,854	$813,854
Drilling	2012	$230,000	$493,750	$600,005	$454,243	—	$14,989	$1,792,987

Elizabeth E. Moses	2014	$267,500	—	$1,834,374	—	$358,961	$17,040	$2,477,875
Vice President-
Business Development and Land (7)
_______________

(1)
In 2013, the bonus reflects the amount of the named executive officer’s discretionary bonus. In 2012, Mr. Stice, Ms. Dick and Mr. Hollis received discretionary bonuses and bonuses under their respective employment agreements, as then in effect, related to our IPO as follows: a $357,104 discretionary bonus and a $666,667 bonus related to our IPO received by Mr. Stice; a $112,500 discretionary bonus and a $300,000 bonus related to the IPO received by Ms. Dick; and a $143,750 discretionary bonus and a $350,000 bonus related to our IPO received by Mr. Hollis.

(2)
The amounts shown reflect the grant date fair value of restricted stock units and stock options granted respectively, determined in accordance with FASB ASC Topic 718. See Note 10 to our consolidated financial statements for the fiscal year ended December 31, 2014, included in our Annual Report on Form 10-K, filed with the SEC on February 20, 2015, regarding assumptions underlying valuations of equity awards for 2014, 2013 and 2012. Details regarding equity awards that are still outstanding can be found in the “Outstanding Equity Awards at Fiscal 2014 Year-End” table.

(3)
In connection with our IPO and the adoption of the 2012 Plan, options awarded in 2011 were canceled and replaced with the right to receive a cash payment, restricted stock units and stock options. Such grant of new awards is deemed to be a modification of old awards and was accounted for as a modification of the original awards. The modification date for these awards was October 11, 2012, which was the date of IPO pricing of $17.50 per share. Mr. Stice, Ms. Dick and Mr. Hollis received cash payments of $666,667, $300,000, and $350,000, respectively. Mr. Stice received an additional cash payment $333,333 on October 11, 2013. Mr. Stice, Ms. Dick and Mr. Hollis also received 57,143, 17,143 and 34,287 restricted stock units, respectively, and options to purchase 300,000, 50,000 and 100,000 shares of our common stock at $17.50, respectively. Information provided in the column entitled “Option Awards” does not include the value of options to purchase common units of Viper granted to Mr. Stice, Ms. Dick, Mr. Pantermuehl, Mr. Hollis and Ms. Moses by the board of directors of Viper’s general partner in 2014 under the Viper LTIP. Information for these awards is separately provided in the tables entitled “—2014 Grants of Plan-Based Awards under the Viper LTIP” and “—Outstanding Equity Awards under the Viper LTIP at Fiscal 2014 Year-End” below. See also footnote 6 to this table below.

(4)
The amounts shown reflect performance-based annual incentive bonuses granted under the 2014 Executive Annual Incentive Compensation Plan. The compensation committee certified the attainment of the related performance goal on March 9, 2015, and the Company paid these performance-based annual incentive bonuses on March 13, 2015.

(5) Amounts for 2014 include (i) our 401(k) plan contributions of $15,600 and life insurance premium payments of $1,440 for Mr. Stice, (ii) our 401(k) plan contributions of $15,600 and life insurance premium payments of $1,440 for Ms. Dick, (iii) our 401

(k) plan contributions of $15,600 and life insurance premium payments of $1,440 for Mr. Pantermuehl, (iv) our 401(k) plan contributions of $15,600 and life insurance premium payments of $1,440 for Mr. Hollis and (v) our 401(k) plan contributions of $15,600 and life insurance premium payments of $1,440 for Ms. Moses. Amounts for 2013 include (i) our 401(k) plan contributions of $15,300, car allowance of $10,800, life insurance premium payments of $2,787 and reimbursement of membership fees at the Midland Petroleum Club of $2,400 for Mr. Stice, (ii) our 401(k) plan contributions of $15,167 and life insurance premium payments of $2,787 for Ms. Dick, (iii) our 401(k) plan contributions of $14,473 and life insurance premium payments of $2,521 for Mr. Pantermuehl and (iv) our 401(k) plan contributions of $15,300 and life insurance premium payments of $2,554 for Mr. Hollis. Amounts in 2012 include (i) our 401(k) plan contributions of $18,792, car allowance of $10,800 and life insurance premium payments of $1,162 for Mr. Stice; (ii) our 401(k) plan contributions of $15,151 and life insurance premium payments of $1,060 for Ms. Dick and (iii) our 401(k) plan contributions of $13,920 and life insurance premium payments of $1,069 for Mr. Hollis.

(6)
During 2014, Mr. Stice, Ms. Dick, Mr. Pantermuehl, Mr. Hollis and Ms. Moses also performed services as executive officers and/or directors of the general partner of Viper, our publicly traded subsidiary, as set forth in more detail in their respective biographies above, and their time was allocated between managing our business and managing the business of Viper. In accordance with the terms of Viper’s amended and restated limited partnership agreement, in 2014, we were reimbursed for compensation related expenses attributable to the portion of the executive’s time allocated to providing services to Viper. Of the amount listed in the column entitled “Total Compensation” for 2014, Viper reimbursed us approximately $55,000, $34,000, $35,000, $12,000 and $58,000 attributable to time allocated to providing services to Viper by Mr. Stice, Ms. Dick, Mr. Pantermuehl, Mr. Hollis and Ms. Moses, respectively. The amount listed under “Total Compensation” does not include the value of options to purchase common units of Viper granted to Mr. Stice, Ms. Dick, Mr. Pantermuehl, Mr. Hollis and Ms. Moses by the board of directors of Viper’s general partner in 2014 under the Viper LTIP. Information for these awards is separately provided in the tables entitled “—2014 Grants of Plan-Based Awards under the Viper LTIP” and “—Outstanding Equity Awards under the Viper LTIP at Fiscal 2014 Year-End” below.

(7)
Ms. Moses was appointed as our Vice President—Business Development and Land effective January 20, 2014 and also became the Vice President—Business Development and Land of the general partner of Viper effective November 25, 2014.

2014 GRANTS OF PLAN-BASED AWARDS

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards(5)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Travis D. Stice	1/2/2014	$362,500	$725,000	$1,450,000	—	—	—	—	—
Travis D. Stice	2/27/2014	—	—	—	12,500	25,000	50,000	25,000(3)	$4,737,949
Teresa L. Dick	1/2/2014	$88,500	$177,000	$354,000	—	—	—	—	—
Teresa L. Dick	2/27/2014	—	—	—	3,540	7,080	14,160	7,080(3)	$1,341,805
Russell Pantermuehl	1/2/2014	$140,000	$280,000	$560,000	—	—	—	—	—
Russell Pantermuehl	2/27/2014	—	—	—	4,388	8,775	17,550	8,775(3)	$1,663,042
Michael L. Hollis	1/2/2014	$140,000	$280,000	$560,000	—	—	—	—	—
Michael L. Hollis	2/27/2014	—	—	—	4,388	8,775	17,550	8,775(3)	$1,663,042
Elizabeth E. Moses	1/2/2014	$116,000	$232,000	$464,000	—	—	—	—	—
Elizabeth E. Moses	2/27/2014	—	—	—	3,510	7,020	14,040	7,020(3)	$1,330,434
Elizabeth E. Moses	9/03/14	—	—	—	—	—	—	6,000(4)	$503,940

(1)	Reflects performance-based annual incentive bonuses granted under 2014 Executive Annual Incentive Compensation Plan.
(2) Represents performance-based restricted stock units granted under the 2012 Plan, which awards are subject to the satisfaction of certain total stockholder return performance conditions relative to our peer group for the performance period commencing on January 1, 2013 and ending on December 31, 2015, and continuous service requirements. The restricted stock units will vest once the compensation committee has made a certification as to whether the performance goals have been reached. The compensation committee will make this determination following the date of publication of our quarterly earnings statement for the fourth quarter of 2015 and before March 15, 2016. The number of restricted stock units that will vest is based on the Company’s Total Stockholder Return compared to its peers. The Total Stockholder Return is calculated over the performance period by dividing (1) the sum of (a) the cumulative value of dividends received during the performance period, assuming reinvestment, plus (b) the difference between the stock price at the end and at the beginning of the performance period; by (2) the stock price at the beginning of the performance period.
(3) Represents restricted stock units granted under the 2012 Plan, of which one-third vested on each of February 27, 2014 and January 2, 2015, and the remaining units will vest on January 2, 2016. These awards are subject to continuous service requirements.

(4)
Represents restricted stock units granted under the 2012 Plan, of which one-third vested on September 10, 2014 and the remaining units will vest in two equal installments on September 10, 2015 and September 10, 2016. These awards are subject to continuous service requirements.

(5)
The amounts shown reflect the grant date fair value of restricted stock units granted, determined in accordance with FASB ASC Topic 718. See Note 10 to our consolidated financial statements for the fiscal year ended December 31, 2014, included in our Annual Report on Form 10-K, filed with the SEC on February 20, 2015, regarding assumptions underlying valuations of equity awards for 2014.

2014 GRANTS OF PLAN-BASED AWARDS UNDER THE VIPER LTIP
The following table provides information regarding each grant of an award made to our named executive officers who performed services for Viper, our publicly traded subsidiary, during the year ended December 31, 2014 under the Viper LTIP. Viper’s common units are listed on the NASDAQ Global Select Market under the symbol “VNOM.”

	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(1)(2)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
Name
Travis D. Stice	06/23/2014	—	1,250,000	$26.00	$5,300,000
Teresa L. Dick	06/23/2014	—	125,000	$26.00	$530,000
Russell Pantermuehl	06/23/2014	—	250,000	$26.00	$1,060,000
Michael L. Hollis	06/23/2014	—	250,000	$26.00	$1,060,000
Elizabeth E. Moses	06/23/2014	—	250,000	$26.00	$1,060,000

(1)	Reflects awards granted under the Viper LTIP.
(2) Represents options to purchase common units of Viper granted under the Viper LTIP, which will vest in three substantially equal annual installments beginning on June 23, 2015, and will be automatically exercised upon the earlier to occur of June 23, 2017 or the date a change in control occurs with respect to Viper.

(3)
The amounts shown reflect the grant date fair value of options to purchase common units of Viper granted in the fiscal year calculated in accordance with FASB Accounting Standards Codification Topic 718, “Compensation - Stock Compensation,” determined in accordance with FASB ASC Topic 718. See Note 7 to Viper’s consolidated financial statements for the fiscal year ended December 31, 2014, included in Viper’s Annual Report on Form 10-K, filed with the SEC on February 20, 2015, regarding assumptions underlying valuations of equity awards for 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL 2014 YEAR-END

The following table provides information concerning equity awards outstanding for our named executive officers at December 31, 2014.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (12)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested (1)
Travis D. Stice	—	75,000(2)	$17.50	04/18/2016	—	—	—	—
Travis D. Stice	—	—	—	—	14,285(3)	$853,957	—	—
Travis D. Stice	—	—	—	—	16,667(3)	$996,353	25,000	$1,494,500
Teresa L. Dick	12,510	12,500(4)	$17.50	09/01/2016	—	—	—	—
Teresa L. Dick	—	—	—	—	4,285(5)	$256,157	—	—
Teresa L. Dick	—	—	—	—	4,720(5)	$282,162	7,080	$423,242
Russell Pantermuehl	20,000	25,000(6)	$17.50	08/15/2016	—	—	—	—
Russell Pantermuehl	—	—	—	—	8,572(7)	$512,434	—	—
Russell Pantermuehl	—	—	—	—	5,850(7)	$349,713	8,775	$524,570
Michael L. Hollis	13,345	25,000(8)	$17.50	9/12/2016	—	—	—	—
Michael L. Hollis	—	—	—	—	8,572(9)	$512,434	—	—
Michael L. Hollis	—	—	—	—	5,850(9)	$349,713	8,775	$524,570
Elizabeth E. Moses	__	37,500(10)	$22.70	01/31/2018	—	—	—	—
Elizabeth E. Moses	—	—	—	—	4,680(11)	$279,770	—	—
Elizabeth E. Moses	—	—	—	—	4,000(11)	$239,120	7,020	$419,656
_______________

(1)
Market value of shares or units that have not vested is based on the closing price of $59.78 per share of our common stock on The NASDAQ Global Select Market on December 31, 2014, the last trading day of 2014.

(2)	These options vested on April 18, 2015.

(3)	The 16,667 restricted stock units vest in two approximately equal annual installments beginning on January 2, 2015. The 14,285 restricted stock units vested on April 18, 2015.

(4)	These options will vest on September 1, 2015.

(5)	The 4,720 restricted stock units vest in two equal annual installments beginning on January 2, 2015. The 4,285 restricted stock units will vest on September 1, 2015.

(6)	These options will vest on August 15, 2015.

(7)	The 5,850 restricted stock units vest in two equal annual installments beginning on January 2, 2015. The 8,572 restricted stock units will vest on August 15, 2015.

(8)	These options will vest on September 12, 2015.

(9)	The 5,850 restricted stock units vest in two equal annual installments beginning on January 2, 2015. The 8,572 restricted stock units will vest on September 12, 2015.

(10)	These options vest in three equal annual installments beginning on February 1, 2015.

(11)
The 4,680 restricted stock units vest in two equal annual installments beginning on January 2, 2015. The 4,000 restricted stock units will vest in two equal annual installments beginning on September 10, 2015.

(12) Reflects the target number of performance-based restricted stock units granted. These performance-based restricted stock units were granted under the 2012 Plan subject to the satisfaction of certain total stockholder return performance conditions relative to our peer group for the performance period commencing on January 1, 2013 and ending on December 31, 2015, as certified by the compensation committee by not later than March 15, 2016, and continuous service requirements.

OUTSTANDING EQUITY AWARDS UNDER THE VIPER LTIP AT FISCAL 2014 YEAR-END
The following table provides information concerning equity awards under the Viper LTIP outstanding for our named executive officers at December 31, 2014.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)
Travis D. Stice	—	1,250,000(1)	$26.00	06/23/2017
Teresa L. Dick	—	125,000(1)	$26.00	06/23/2017
Russell Pantermuehl	—	250,000 (1)	$26.00	06/23/2017
Michael L. Hollis	—	250,000 (1)	$26.00	06/23/2017
Elizabeth E. Moses	—	250,000(1)	$26.00	06/23/2017
_______________

(1)
These options to purchase common units of Viper will vest in three substantially equal annual installments beginning on June 23, 2015, and will be automatically exercised upon the earlier to occur of June 23, 2017 or the date a change in control occurs with respect to Viper.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2014
The following table provides certain information for the named executive officers on stock option exercises during 2014, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of restricted stock awards during 2014.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Travis D. Stice	225,000	$13,310,250	22,619	$1,596,988
Teresa L. Dick	21,900	$1,313,756	6,646	$507,504
Russell Pantermuehl	30,000	$1,557,489	11,497	$859,352
Michael L. Hollis	14,700	$817,978	11,497	$843,151
Elizabeth E. Moses	12,500	$531,125	4,340	$303,103
_________________________

(1)	Value realized on exercise is based on the difference between the exercise price and the exercise date closing price per share of our common stock on the NASDAQ Global Select Market.

(2)
Value realized on vesting is based on the vesting date closing price per share of our common stock on the NASDAQ Global Select Market. If the NASDAQ Global Select Market was closed on the vesting date, the calculation was made using the closing price on the next day on which the market was open.

OPTION EXERCISES AND STOCK VESTED UNDER THE VIPER LTIP DURING FISCAL YEAR 2014
None of the equity awards granted to the named executive officers under the Viper LTIP vested during 2014. For the vesting schedule of Viper’s equity awards granted to our named executive officers, see “—2014 Grants of Plan-Based Awards under the Viper LTIP” and “—Outstanding Equity Awards under the Viper LTIP at Fiscal 2014 Year-End” above.

Potential Payments Upon Termination, Resignation or Change of Control for Fiscal Year 2014
The following tables provide information regarding potential payments to each of our named executive officers in connection with certain termination events, including a termination related to a change of control of the Company, as of December 31, 2014.

	Termination Without Cause or Resignation for Good Reason(1)
Name	Base Salary	Bonus	Options(2)	$59.78 RSUs	Total
Travis D. Stice	$3,330,972(3)	$0	$3,171,000(4)	$853,957(4)	$7,355,929
Teresa L. Dick	$295,000(6)	$0	$528,500(4)	$256,157(4)	$1,079,657
Russell Pantermuehl	$350,000(7)	$0	$1,057,000(4)	$512,434(4)	$1,919,434
Michael L. Hollis	$350,000(8)	$0	$1,057,000(4)	$512,434(4)	$1,919,434
Elizabeth E. Moses	$290,000(9)	$0	$0	$0	$290,000

	Change of Control(12)
Name	Base Salary	Bonus (10)	Options(2)	$59.78 RSUs	Total
Travis D. Stice	$0	$725,000	$3,171,000(4)	$4,839,311(4)(5)	$8,735,311
Teresa L. Dick	$0	$177,000	$528,500(4)	$1,384,804(4)(5)	$2,090,304
Russell Pantermuehl	$0	$280,000	$1,057,000(4)	$1,911,286(4)(5)	$3,248,286
Michael L. Hollis	$0	$280,000	$1,057,000(4)	$1,911,286(4)(5)	$3,248,286
Elizabeth E. Moses	$0	$232,000	$0	$1,358,202(5)	$1,590,202

	Termination upon Death and Disability(1)(12)
Name	Base Salary	Bonus (11)	Options(2)	$59.78 RSUs	Total
Travis D. Stice	$3,330,972(3)	$1,121,754	$3,171,000(4)	$4,839,311(4)(5)(13)	$12,463,037
Teresa L. Dick	$295,000(6)	$273,863	$528,500(4)	$1,384,804(4)(5)(13)	$2,482,167
Russell Pantermuehl	$350,000(7)	$433,229	$1,057,000(4)	$1,911,286(4)(5)(13)	$3,751,515
Michael L. Hollis	$350,000(8)	$433,229	$1,057,000(4)	$1,911,286(4)(5)(13)	$3,751,515
Elizabeth E. Moses	$290,000(9)	$358,961	$0	$1,358,202(5)(13)	$2,007,163
______________

(1)
In the event a named executive officer is terminated upon death or disability or is terminated without cause, or if the executive officer resigns for good reason, the receipt of the payments and benefits described in this table is subject to such executive’s or his estate’s (i) full general release of all known and unknown claims against us related to the executive officer’s termination or employment and (ii) continued compliance with the confidentiality, non-interference, proprietary information, return of property, non-solicitation, non-disparagement, cooperation and, except in certain cases described below, non-competition provisions of such executive’s employment agreement. The executive officer is bound by the non-competition, non-interference and non-solicitation provisions for six months after his or her employment ends. Mr. Stice is bound by the cooperation provisions of his employment agreement for 12 months after his employment ends.

(2)	Reflects the difference between the option exercise price and fair market value of the option at December 31, 2014.

(3)
Represents the amount payable under Mr. Stice’s employment agreement, which was amended and restated effective April 18, 2014 to provide for a three-year term commencing on April 18, 2014, which will be extended for successive one-year periods unless we or the executive elects to not extend the term. Under the employment agreement, as amended and restated to date, if (i) we terminate Mr. Stice’s employment without “cause” or due to non-renewal of the term of his employment agreement, (ii) Mr. Stice resigns for good reason, meaning such resignation follows a material uncured breach by us of the employment agreement, relocation of his principal office 25 miles outside of Midland, Texas or a material diminution in Mr. Stice’s position, duties or authority, or (iii) Mr. Stice’s employment is terminated due to death or disability, then Mr. Stice will be entitled to (y) monthly severance pay in an amount equal to twice his monthly base salary for the longer of 24 months or the number of months remaining in the term of his employment agreement and (z) full coverage for health care benefits for Mr.

Stice and his family for 18 months or until they are covered by another employer’s benefits. To receive this severance pay and benefits, Mr. Stice must comply with the restrictive covenants described above and execute a full general release in our favor, except that the restriction on competition will not apply in the event the executive resigns for good reason within 12 months following our change of control. In the event Mr. Stice employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses effective as of the termination date, except for accrued but unpaid base salary. Mr. Stice’s severance pay will be paid in the same manner and at the same time as it would have if Mr. Stice employment had not ended, except that if, within 24 months after a change in control, Mr. Stice resigns for good reason or is terminated without cause his severance pay under clause (y) above will be paid in a lump sum amount.

(4)
Under the terms of the applicable award agreement with each of Mr. Stice, Ms. Dick, Mr. Pantermuehl and Mr. Hollis, the equity awards (options and restricted stock units) granted in October 2012 under such agreement will vest immediately (a) in the event that more than 50% of the combined voting power of our then outstanding stock is controlled by one or more parties that is not us, Wexford Capital, an affiliate of Wexford Capital or an underwriter temporarily holding securities pursuant to an offering of securities and either there is a material change in the applicable named executive officer’s position, duties or authority or such officer is required to relocate to a location outside of a 50 mile radius of their current office location of Midland, Texas or Oklahoma City, Oklahoma (as may be applicable) or (b) upon termination without cause or upon death or disability.

(5)
Under the terms of the applicable award agreement with each of Mr. Stice, Ms. Dick, Mr. Pantermuehl, Mr. Hollis and Ms. Moses, restricted stock units granted in February 2014 and, in the case of Ms. Moses, September 2014, under our 2012 Plan will vest immediately (a) upon the sale, transfer or conveyance of substantially all of our assets other than to Wexford, Gulfport or their affiliates, (b) if there is a significant change to the composition of our board of directors, (c) we adopt a plan of dissolution or liquidation, (d) in the event that more than 50% of the combined voting power of our then outstanding stock is controlled by one or more parties that is not us, Wexford Capital, Gulfport or an affiliate of either Wexford Capital or Gulfport or (e) upon such executive officer’s death or disability.

(6)
Represents the amount payable under Ms. Dick’s employment agreement, which was amended and restated effective January 1, 2014 to provide for a two-year term commencing on January 1, 2014, which will be extended for successive one-year periods unless we or the executive elects to not extend the term. Under the employment agreement, as amended and restated to date, if (i) we terminate Ms. Dick’s employment without “cause” or due to non-renewal of the term of her employment agreement, (ii) Ms. Dick resigns for good reason, meaning such resignation follows a material uncured breach by us of the employment agreement, relocation of her principal office 25 miles outside of Oklahoma City, Oklahoma or a material diminution in Ms. Dick’s position, duties or authority, or (iii) Ms. Dick’s employment is terminated due to death or disability, then Ms. Dick will be entitled to severance pay in an amount equal to 12 months’ base salary, provided, in each case, that the executive continues to comply with the restrictive covenants described above and executes a full general release in our favor, except that the restriction on competition will not apply in the event the executive resigns for good reason within 12 months following our change of control. This severance pay will be paid in the same manner and at the same time as it would have if Ms. Dick’s employment had not ended. In the event Ms. Dick’s employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses effective as of the termination date, except for accrued but unpaid base salary.

(7)
Represents the amount payable under Mr. Pantermuehl’s employment agreement, which was amended and restated effective January 1, 2014 to provide for a two-year term commencing on January 1, 2014, which will be extended for successive one-year periods unless we or the executive elects to not extend the term. Under the employment agreement, as amended and restated to date, if (i) we terminate Mr. Pantermuehl’s employment without “cause” or due to non-renewal of the term of his employment agreement, (ii) Mr. Pantermuehl resigns for good reason, meaning such resignation follows a material uncured breach by us of the employment agreement, relocation of his principal office 25 miles outside of Midland, Texas or a material diminution in Mr. Pantermuehl’s position, duties or authority, or (iii) Mr. Pantermuehl’s employment is terminated due to death or disability, then Mr. Pantermuehl will be entitled to severance pay in an amount equal to 12 months’ base salary, provided, in each case, that the executive continues to comply with the restrictive covenants described above and executes a full general release in our favor. This severance pay will be paid in the same manner and at the same time as it would have if Mr. Pantermuehl’s employment had not ended. In the event Mr. Pantermuehl’s employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses effective as of the termination date, except for accrued but unpaid base salary.

(8)
Represents the amount payable under Mr. Hollis’s employment agreement, which was amended and restated effective January 1, 2014 to provide for a two-year term commencing on January 1, 2014, which will be extended for successive one-year periods unless we or the executive elects to not extend the term. Under the employment agreement, as amended and restated to date, if (i) we terminate Mr. Hollis’s employment without “cause” or due to non-renewal of the term of his employment agreement, (ii) Mr. Hollis resigns for good reason, meaning such resignation follows a material uncured breach by us of the employment agreement, relocation of his principal office 25 miles outside of Midland, Texas or a material diminution in Mr. Hollis’s position, duties or authority, or (iii) Mr. Hollis’s employment is terminated due to death or disability, then Mr. Hollis will be entitled to severance pay in an amount equal to 12 months’ base salary, provided, in each case, that the executive continues to comply with the restrictive covenants described above and executes a full general release in our favor, except that the restriction on competition will not apply in the event the executive resigns for good reason within 12 months following our change of control. This severance pay will be paid in the same manner and at the same time as it would have if Mr. Hollis’s employment had not ended. In the event Mr. Hollis’s employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses effective as of the termination date, except for accrued but unpaid base salary.

(9)
Represents the amount payable under Ms. Moses’s employment agreement, which was entered into effective January 1, 2014 and provides for a two-year term commencing on January 1, 2014, which will be extended for successive one-year periods unless we or the executive elects to not extend the term. Under the employment agreement, if (i) we terminate Ms. Moses’s employment without “cause” or due to non-renewal of the term of her employment agreement, (ii) Ms. Moses resigns for good reason, meaning such resignation follows a material uncured breach by us of the employment agreement, relocation of her principal office 25 miles outside of Midland, Texas or a material diminution in Ms. Moses’s position, duties or authority, or (iii) Ms. Moses’s employment is terminated due to death or disability, then Ms. Moses will be entitled to severance pay in an amount equal to 12 months’ base salary, provided, in each case, that the executive continues to comply with the restrictive covenants described above and executes a full general release in our favor, except that the restriction on competition will not apply in the event the executive resigns for good reason within 12 months following our change of control. This severance pay will be paid in the same manner and at the same time as it would have if Ms. Moses’s employment had not ended. In the event Ms. Moses’s employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses effective as of the termination date, except for accrued but unpaid base salary.

(10) Under the terms of the 2014 Executive Annual Incentive Compensation Plan, the awards granted under the 2014 Plan will be paid at the target award amount based on the assumption that the performance target was attained at the target level for the entire performance period if a “change of control” occurs. A “change of control” under the 2014 Plan is defined as (a) the sale, transfer or conveyance of substantially all of our assets, other than to Wexford Capital LLC or its affiliates, (b) a significant change to the composition of our board of directors, (c) the adoption of a plan of dissolution or liquidation or (c) anyone other than Wexford or its affiliates becoming the owner of more than 50% of the voting power of the Company. This amount will be paid within ten days following the triggering event.
(11) Under the terms of the 2014 Executive Annual Incentive Compensation Plan, if the executive officer is terminated due to his or her death or disability, the officer is entitled to a prorated amount of the granted award based on the number of days the officer was employed by us during the applicable performance period. These awards will be paid at the same time as they would have had the officer remained employed.
(12) These tables do not reflect potential payments related to vesting of the options to purchase 1,250,000, 125,000, 250,000, 250,000 and 250,000 common units of Viper granted to Mr. Stice, Ms. Dick, Mr. Pantermuehl, Mr. Hollis and Ms. Moses, respectively, by the board of directors of Viper’s general partner in 2014 under the Viper LTIP. These awards of options to purchase common units of Viper vest and become exercisable upon a change of control of Viper and the death or disability of the officer.
(13) Under the terms of the applicable award agreement, upon each named executive officer’s death or disability the number of performance-based restricted stock units the officer is entitled to is not determined until the end of the performance period and is settled at the same time it would have had the officer remained employed.  For purposes of calculating the number of performance-based restricted stock units that each named executive officer would be entitled to upon his or her death or disability, the Company assumed that its performance during the 2013-2015 fiscal years relative to its peers would be substantially similar to its performance during the 2013-2014 fiscal years.  As a result, the chart reflects that each named executive officer would be entitled to the maximum award amount under the award agreement for such named executive officer.

2014 EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth, as of December 31, 2014, certain information with respect to all compensation plans under which equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders(1)	509,648	$18.50	1,074,677
Equity compensation plans not approved by security holders (3)	2,526,664	$18.50	6,617,336
_______________________

(1)	Refers to the 2012 Plan.

(2)	The weighted average exercise price does not take into account restricted stock units because they have no exercise price.
(3) Refers to the options to purchase common units of Viper and phantom units of Viper, in each case granted under the Viper LTIP.

2014 DIRECTOR COMPENSATION

The following table contains information with respect to 2014 compensation of our directors who served in such capacity during that year, except that the 2014 compensation of those directors who are also our named executive officers is disclosed in the 2014, 2013 and 2012 Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Steven E. West (2)(3)	$33,750	$233,575	—	$267,325
Michael P. Cross (2)	$58,750	$233,575	—	$292,325
David L. Houston (2)	$58,750	$233,575	—	$292,325
Mark L. Plaumann (2)	$58,750	$233,575	—	$292,325
_______________

(1)
The amounts shown reflect the grant date fair value of restricted stock units granted, determined in accordance with FASB ASC Topic 718. See Note 10 to our consolidated financial statements for the fiscal year ended December 31, 2014, included in our Annual Report on Form 10-K, filed with the SEC on February 20, 2015, regarding assumptions underlying valuations of equity awards for 2014. Each non-employee director was awarded 2,802 restricted stock units in 2014, 934 of which vested on July 14, 2014 and the remaining 1,868 of which will vest in two equal annual installments beginning on July 1, 2015.

(2)
Under the terms of his employment with Wexford Capital, Mr. West’s fees earned for his service on the board of our directors were paid directly to Wexford Capital and all of his restricted stock unit awards received for such service were assigned to Wexford Capital.

(3)
Excludes the compensation awarded to Mr. West for his service as the Executive Chairman and a director of the general partner of Viper in 2014, which consisted of $23,750 in cash and a grant of 6,666 phantom unit awards on November 5, 2014, valued at $130,054, for a total compensation of $153,084. Of the phantom units granted, 2,222 vested on the date of grant and settled on November 14, 2014, with the remaining 4,444 phantom units vesting and settling in two equal annual installments beginning on June 17, 2015. Under the terms of his employment with Wexford Capital, Mr. West’s fees earned for his service as the Executive Chairman and a director of Viper were paid directly to Wexford Capital and all of his phantom unit awards were assigned to Wexford.

Director Compensation
Following our IPO, our board of directors approved a change to the fee component of director compensation in November 2012 to provide for annual fees for non-employee directors of the Company in the amounts $20,000 for each director; plus an additional annual payment of $15,000 for the chairperson and $10,000 for each other member of the audit committee and $10,000 for the chairperson and $5,000 for each other member of each other committee, with such amounts to be paid in quarterly installments. Members of our board of directors who are also officers or employees of the Company do not receive compensation for their services as directors.
In July 2014, our board of directors approved a change to the fee component of director compensation, effective July 1, 2014, to provide for annual fees for non-employee directors of the Company in the amounts $47,500 for each director plus additional annual payments of $15,000 for the chairperson of the audit committee and $10,000 for each other member of the audit committee and $10,000 for the chairperson of all other committees and $5,000 for each other member of each other committee, with such amounts to be paid in quarterly installments. Additionally, each director receives $1,000 for each board or committee meeting the director attends in person, and $500 for each board or committee meeting the director attends telephonically.
No changes have been made to our director compensation in 2015 to date.
Prior to the implementation of the November 2012 policy, non-employee directors received a monthly retainer of $1,000 and a per meeting attendance fee of $500 and reimbursement of all ordinary and necessary expenses incurred in the conduct of our business.
As described above, directors are eligible award recipients under the 2012 Plan. In October 2012, each non-employee director was granted 6,666 restricted stock units, which have all since vested and settled. In July 2014, each non-employee director was granted 2,802 restricted stock units which vest in three installments of 934 restricted stock units, the first of which occurred on July 15, 2014, with the remaining 1,868 restricted stock units vesting in two equal annual installments starting on July 1, 2015. No additional equity awards were received by our non-employee directors to date in 2015.

Stock Ownership
Holdings of Major Stockholders
The following table sets forth certain information regarding the beneficial ownership as of April 1, 2015 of shares of our common stock by each person or entity known to us to be a beneficial owner of 5% or more of our common stock.
MAJOR STOCKHOLDER TABLE

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Wellington Management Group LLP	7,278,294 (2)	12.3%
c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210
T. Rowe Price Associates, Inc.	4,418,208 (3)	7.5%
100 E. Pratt Street Baltimore, Maryland 21202
The Vanguard Group	3,069,890(4)	5.2%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.	5,990,357(5)	10.2%
55 East 52nd Street New York, NY 10022
_______________

(1)	Beneficial ownership is determined in accordance with SEC rules. The percentage of shares beneficially owned is based on 59,008,403 shares of common stock outstanding as of April 1, 2015.

(2)
Based solely on Schedule 13G/A filed with the SEC on February 12, 2015 by Wellington Management Group LLP (“Wellington Management”). These shares are owned of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities. Wellington Management has shared voting power over 5,281,685 shares and shared dispositive power over 7,278,294 shares.

(3)
Based solely on Schedule 13G/A filed with the SEC on February 13, 2015 by T. Rowe Price Associates, Inc. (“Price Associates”). These shares are owned of record by individual and institutional clients of Price Associates, for which Price Associates serves as an investment adviser. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities. Price Associates has sole voting power over 870,562 shares and sole dispositive power over 4,418,208 shares.

(4)
Based solely on Schedule 13G filed with the SEC on February 10, 2015 by The Vanguard Group (“Vanguard”). Vanguard reported sole voting power over 63,299 shares of common stock, sole dispositive power over 3,010,591 shares of common stock and shared dispositive power over 59,299 shares of common stock. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., both wholly owned subsidiaries of Vanguard, are the beneficial owners of 59,299 and 4,000 shares, respectively, of common stock.

(5)
Based solely on Schedule 13G/A filed with the SEC on January 9, 2015 by BlackRock, Inc. (“BlackRock”). BlackRock reported sole voting power over 5,882,658 shares of common stock and sole dispositive power over 5,990,357 shares of common stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of common stock. No one person’s interest in the common stock is more than five percent.

Holdings of Officers and Directors
The following table sets forth certain information regarding the beneficial ownership as of April 1, 2015 of shares of our common stock by each of our directors, by each named executive officer and by all directors and executive officers as a group:

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (10)	Percent of Class
Travis D. Stice (2)	138,554	*
Teresa L. Dick(3)	14,944	*
Russell Pantermuehl (4)	31,755	*
Michael L. Hollis (5)	21,100	*
Elizabeth E. Moses (6)	__	*
Steven E. West	__	*
Michael P. Cross (7)	7,600	*
David L. Houston (8)	7,600	*
Mark L. Plaumann (8)(9)	7,600	*
Directors and Executive Officers as a Group (12 persons)	247,869	*
_______________
*Less than 1%.

(1)
Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are exercisable as of April 1, 2015, or exercisable within 60 days of April 1, 2015, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 59,008,403 shares of common stock outstanding as of April 1, 2015. Unless otherwise indicated, all amounts exclude shares issuable upon the exercise of outstanding options and vesting of restricted stock units that are not exercisable and/or vested as of April 1, 2015 or within 60 days of April 1, 2015.

(2)
Includes shares issuable upon exercise of options to purchase 75,000 shares of our common stock, all of which will vest within 60 days of April 1, 2015, shares issuable upon vesting of 14,285 restricted stock units within 60 days of April 1, 2015, and 49,269 shares of our common stock held by Mr. Stice. Excludes 32,223 restricted stock units, of which 8,334 will vest on January 2, 2016 and 23,889 of which will vest in two approximately equal annual installments beginning on January 2, 2016. Also excludes 25,000 and 35,833 performance-based restricted stock units awarded to Mr. Stice on February 27, 2014 and February 5, 2015, respectively, which awards are subject to the satisfaction of certain stockholder return performance conditions relative to the Company’s peer group.

(3)
Includes shares issuable upon exercise of options to purchase 5,010 shares of our common stock, all of which have vested, and 9,934 shares of our common stock held by Ms. Dick. Excludes options to purchase 12,500 shares of common stock which will vest on September 1, 2015, and 11,645 restricted stock units, of which 2,360 will vest on January 2, 2016, 4,285 will vest on September 1, 2015 and 5,000 will vest in two equal annual installments beginning on January 2, 2016. Also excludes 7,080 and 7,500 performance-based restricted stock units awarded to Ms. Dick on February 27, 2014 and February 5, 2015, respectively, which awards are subject to the satisfaction of certain stockholder return performance conditions relative to the Company’s peer group.

(4)
Includes shares issuable upon exercise of options to purchase 14,000 shares of our common stock all of which have vested, and 17,755 shares of our common stock held by Mr. Pantermuehl. Excludes options to purchase 25,000 shares of common stock, which will vest on August 15, 2015, and 18,164 restricted stock units, of which 8,572 will vest on August 15, 2015, 6,258 will vest on January 2, 2016, and 3,334 will vest on January 2, 2017. Also excludes 8,775 and 10,000 performance-based restricted stock units awarded to Mr. Pantermuehl on February 27, 2014 and February 5, 2015, respectively, which awards are subject to the satisfaction of certain stockholder return performance conditions relative to the Company’s peer group.

(5)
Includes shares issuable upon exercise of options to purchase 3,345 shares of our common stock, all of which have vested, and 17,755 shares of common stock held by Mr. Hollis. Excludes options to purchase 25,000 shares of common stock which will vest on September 12, 2015, and 18,164 restricted stock units, of which 8,572 will vest on September 12, 2015, 6,258 will vest on January 2, 2016, and 3,334 will vest on January 2, 2017. Also excludes 8,775 and 10,000 performance-based restricted stock units awarded to Mr. Hollis on February 27, 2014 and February 5, 2015, respectively, which awards are subject to the satisfaction of certain stockholder return performance conditions relative to the Company’s peer group.

(6)
Excludes options to purchase 25,000 shares of common stock which will vest in two equal annual installments beginning February 1, 2016, and 10,923 restricted stock units, of which 2,340 will vest on January 2, 2016, 4,000 will vest in two equal annual installments beginning on September 10, 2015, and 4,583 will vest in two approximately equal installments beginning on January 2, 2016. This number also excludes 7,020 and 6,875 performance-based restricted stock units awarded to Ms. Moses on

February 27, 2014 and February 5, 2015, respectively, which awards are subject to the satisfaction of certain stockholder return performance conditions relative to the Company’s peer group.

(7)
Includes 7,600 restricted stock units, all of which have vested. Excludes 1,868 restricted stock units, which will vest in two equal annual installments beginning on July 1, 2015. All these shares have been transferred to a trust, of which Mr. Cross and his spouse are co-trustees.

(8)	Includes 7,600 restricted stock units, all of which have vested. Excludes 1,868 restricted stock units, which will vest in two equal annual installments beginning on July 1, 2015.

(9)	Mr. Plaumann may be deemed to be the beneficial owner of these shares of common stock held by Greyhawke Capital Advisors LLC, of which he is the principal.
(10) In addition to the Diamondback common stock reported in the table, as of February 18, 2015, the directors and executive officers beneficially owned common units of Viper Energy Partners LP, or Viper, as follows: Mr. Stice - 37,500; Ms. Dick - 10,000; Mr. Pantermuehl - 30,000; Mr. Hollis - 51,500; Ms. Moses- 19,200. As of February 18, 2015, executive officers other than the named executive officers owned 5,000 common units of Viper. As of February 18, 2015, we owned 70,450,000 of the common units of Viper, or 88%. As of February 18, 2015, there were 79,708,888 common units of Viper outstanding. The directors and executive officers, individually and as a group, beneficially own less than one percent of Viper’s outstanding common units.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations of our officers and directors, all Section 16(a) reports for the year ended December 31, 2014 applicable to our officers and directors and such other persons were filed on a timely basis, except that Travis Stice filed one late Form 4 that covered one transaction covered by his pre-existing 10b5-1 plan.

Certain Relationships and Related Transactions
Review and Approval of Related Party Transactions
Our board of directors has adopted a written policy regarding related party transactions. Under the policy, the audit committee reviews and approves all relationships and transactions in which we and our directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of our voting securities and their immediate family members, have a direct or indirect material interest. The policy provides that, the following do not create a material direct or indirect interest on behalf of the related party and are therefore not related party transactions:

•	a transaction involving compensation of directors;

•
a transaction involving compensation of an executive officer or involving an employment agreement, severance arrangement, change in control provision or agreement or special supplemental benefit of an executive officer;

•	a transaction with a related party involving less than $120,000;

•
a transaction in which the interest of the related party arises solely from the ownership of a class of our equity securities and all holders of that class receive the same benefit on a pro rata basis;

•
a transaction involving indemnification payments and payments under directors and officers indemnification insurance policies made pursuant to our certificate of incorporation or bylaws or pursuant to any policy, agreement or instrument of the Company or to which the Company is bound; and

•	a transaction in which the interest of the related party arises solely from indebtedness of a 5% stockholder or an “immediate family member” of a 5% stockholder.
The policy supplements the conflict of interest provisions in our Code of Business Conduct and Ethics.
Although our management believes that the terms of the related party transactions described below are reasonable, it is possible that we could have negotiated more favorable terms for such transactions with unrelated third parties.

Administrative Services
We entered into a shared services agreement, dated March 1, 2008, with Everest Operations Management LLC (formerly, Windsor Energy Resources LLC), or Everest, an entity controlled by Wexford Capital, our equity sponsor and holder of more than 5% of our common stock during 2014. Under this agreement, Everest provided us with administrative and payroll services and office space in Oklahoma City, Oklahoma and we reimbursed Everest in an amount determined by Everest’s management based on estimates of the amount of office space provided and the amount of its employees’ time spent performing services for us. The reimbursement amounts were determined based upon underlying salary costs of employees performing Company related functions, payroll, revenue or headcount relative to other companies managed by Everest, or specifically identified invoices processed, depending on the nature of the cost. The initial term of the shared services agreement with Everest was two years. Since the expiration of such two-year period on March 1, 2010, the agreement, by its terms, continued on a month-to-month basis until it was terminated on August 31, 2014. For the year ended December 31, 2014, we incurred total costs of $11,000. Costs incurred unrelated to drilling activities are expensed and costs incurred in the acquisition, exploration and development of proved oil and natural gas properties have been capitalized. As of December 31, 2014, we had no outstanding amounts payable to Everest.
Effective January 1, 2012, we entered into an additional shared services agreement with Everest under which we provided Everest and, at its request, certain of its affiliates with consulting, technical and administrative services, including payroll, human resources administration, accounts payable and treasury services. The initial term of this additional shared services agreement was two years. Upon expiration of the initial term, the agreement continued on a month-to-month basis until it was mutually terminated on August 31, 2014. Everest, or its affiliates, reimbursed us for our dedicated employee time and administrative costs based on the pro rata share of time our employees spend performing these services, including pro rata benefits and bonuses of such employees. For the year ended December 31, 2014, Everest and its affiliates reimbursed us $121,000 for services under the shared services agreement. As of December 31, 2014, Everest or its affiliates owed us $15,000.

Drilling and Field Services
Bison Drilling and Field Services LLC, or Bison, an affiliate of Wexford Capital, has from time to time performed drilling and field services for us under the master drilling agreement and the master field services agreement. Under the master drilling agreement with Bison, effective as of January 1, 2013, Bison committed to accept orders from us for the use of at least two of its rigs. As of December 31, 2014, we were not utilizing any drilling Bison rigs. Each of the master drilling agreement and master field services agreement is terminable by either party on 30 days’ prior written notice, although neither party will be relieved of its respective obligations arising from services being performed prior to termination of such agreement. For the year ended December 31, 2014, we incurred total costs of $3.5 million payable to Bison for services. We had no outstanding amounts payable to Bison as of December 31, 2014 for these services.
Effective September 9, 2013, we entered into a master service agreement with Panther Drilling Systems LLC, or Panther Drilling, an affiliate of Wexford Capital. Panther Drilling provides directional drilling and other services. This master service agreement is terminable by either party on 30 days’ prior written notice, although neither party will be relieved of its respective obligations arising from work performed prior to the termination of the master service agreement. For the year ended December 31, 2014, we incurred $305,000 for services performed by Panther Drilling. We had no outstanding amounts payable to Panther Drilling as of December 31, 2014.

Midland Lease
Effective May 15, 2011, we occupied corporate office space in Midland, Texas under a lease with a five-year term. The office space is owned by Fasken Midland, LLC, or Fasken, an affiliate of Wexford Capital. In the second and third quarters of 2013, we amended this agreement to increase the size of the leased premises. The monthly rent under the lease increased from $13,000 to $15,000 beginning on August 1, 2013 and increased further to $25,000 beginning on October 1, 2013. In the second and fourth quarters of 2014, we amended the agreement to further increase the size of the leased premises. The monthly rent increased from $25,000 to $27,000 in the second quarter of 2014 and from $27,000 to $53,000 in the fourth quarter of 2014. The monthly rent will continue to increase approximately 4% annually on June 1 of each year during the remainder of the lease term. In November 2014, we further amended the lease, including extending the term of the lease for an additional ten-year period. In April 2015, we again amended this lease to increase the size of the leased premises. The monthly rent for the additional space is $23,000. Upon commencement of the extension in June 2016, the monthly base rent will increase to $94,000, with an increase of approximately 2% annually. We paid $435,000 to Fasken under this lease during the year ended December 31, 2014.

Field Office Lease
We leased field office space in Midland, Texas from an unrelated third party from March 1, 2011 to March 1, 2014. Effective March 1, 2014, the building was purchased by WT Commercial Portfolio, LLC, an affiliate of Wexford. As of March 1, 2014, the remaining term of the lease was four years. The monthly base rent under the lease is $11,000 which will increase 3% annually on March 1 of each year during the remainder of the lease term. We paid $129,000 to WT Commercial Portfolio, LLC under this lease during the year ended December 31, 2014. During the third quarter of 2014, we negotiated a sublease with Bison, in which Bison will lease the field office space for the same term as the initial lease and will pay the monthly rent of $11,000 which will increase 3% annually on March 1 of each year during the remainder of the lease term.

Oklahoma City Lease
We occupied office space in Oklahoma City, Oklahoma under a sixty-seven month lease agreement, effective January 1, 2012, with Caliber Investment Group, LLC, or Caliber, an affiliate of Wexford Capital. Effective April 1, 2013, we entered into an amendment to this agreement to increase the size of the leased premises, at which time our monthly base rent increased to $19,000 for the remainder of the lease term. We were also responsible for paying a portion of specified costs, fees and expenses associated with the operation of the premises. This lease was mutually terminated effective September 23, 2014. During the year ended December 31, 2014, we paid $188,000 to Caliber under this lease.

Coronado Midstream
We are party to a gas purchase agreement, dated May 1, 2009, as amended, with Coronado Midstream LLC, or Coronado Midstream, formerly known as MidMar Gas LLC. Coronado Midstream owns a gas gathering system and processing plant in the Permian Basin. An entity controlled by Wexford Capital, in which Gulfport and certain entities controlled by Wexford Capital are members, owned an approximately 28% equity interest in Coronado Midstream. Coronado Midstream was sold in March 2015 and is no longer a related party. Under this gas purchase agreement, Coronado Midstream is obligated to purchase from us, and we are obligated to sell to Coronado Midstream, all of the gas conforming to certain quality specifications produced from certain of our Permian Basin acreage. Following the expiration of the initial ten-year term, the agreement will continue on a year-to-year basis until terminated by either party on 30 days’ written notice. Under the gas purchase agreement, Coronado Midstream is obligated to pay us 87% of the net revenue received by Coronado Midstream for all components of our dedicated gas, including the liquid hydrocarbons, and the sale of residue gas, in each case extracted, recovered or otherwise processed at Coronado Midstream’s gas processing plant, and 94.56% of the net revenue received by Coronado Midstream from the sale of such gas components and residue gas, extracted, recovered or otherwise processed at Chevron’s Headlee plant. We recognized revenues from Coronado Midstream of $24.4 million for the year ended December 31, 2014, and production and ad valorem taxes and gathering and transportation expenses from Coronado Midstream of $4.1 million. As of December 31, 2014, Coronado Midstream owed us $4.0 million for our portion of the net proceeds from the sale of gas, gas products and residue gas.

Muskie Proppant LLC
We began purchasing sand from Muskie Proppant LLC, or Muskie, in March 2013. Muskie is a wholly-owned subsidiary of an entity controlled by Wexford Capital. On May 16, 2013, we entered into a master services agreement with Muskie, pursuant to which Muskie agreed to sell custom natural sand proppant to us based on our requirements. We are not obligated to place any orders with, or accept any offers from, Muskie for sand proppant. The agreement may be terminated at the option of either party on 30 days’ notice. We incurred no costs for the year ended December 31, 2014 and as of December 31, 2014, we had no outstanding amounts payable to Muskie.

Advisory Services Agreement
On October 11, 2012, we entered into an advisory services agreement with Wexford Capital under which Wexford Capital agreed to provide us with general financial and strategic advisory services related to our business in return for an annual fee of $500,000, plus reasonable out-of-pocket expenses. This agreement had an initial term of two years commencing on October 18, 2012 and continues for additional one-year periods unless terminated in writing by either party at least ten days prior to the expiration of the then current term. The agreement may be terminated at any time by either party upon 30 days’ prior written notice. In the event we terminate the agreement, we are obligated to pay all amounts due through the remaining term of the agreement. In addition, under the terms of the agreement we have agreed to pay Wexford Capital to-be-negotiated market-based fees approved by our independent directors for such services as may be provided by Wexford Capital at our request in connection with future acquisitions and divestitures, financings or other transactions. The services provided by Wexford Capital under the advisory services agreement will not extend to our day-to-day business or operations. In this agreement, we have agreed to indemnify Wexford Capital and its affiliates from any and all losses arising out of or in connection with the agreement except for losses resulting from Wexford Capital’s or its affiliates’ gross negligence or willful misconduct. We incurred total costs of $5.8 million for the year ended December 31, 2014 under the advisory services agreement and, which was paid by cash payments of $4,250,000 and the issuance to Wexford Capital of 63,786 shares of our common stock. As of December 31, 2014, we had no outstanding amounts payable to Wexford Capital under this agreement.

Registration Rights
In connection with our IPO, we entered into a registration rights agreement with DB Holdings and an investor rights agreement with Gulfport. Under these agreements, each of DB Holdings and Gulfport was granted certain demand and “piggyback” registration rights. During the year ended December 31, 2014, we incurred aggregate costs of approximately $318,000 related to the secondary public offerings of our common stock undertaken by us on behalf of DB Holdings and/or Gulfport in connection with their registration rights. As of December 31, 2014, Gulfport no longer owned any shares of our common stock. For additional information regarding the investor rights agreement with Gulfport, see “Nominating Process For Directors, Director Qualifications and Review of Director Nominees” above.

Viper Energy Partners LP

Viper is a publicly traded Delaware limited partnership, the common units of which are listed on the NASDAQ Global Market under the symbol “VNOM.” Prior to the completion of the Viper IPO on June 23, 2014, we owned all of the general and limited partner interests in Viper. The Viper IPO consisted of 5,750,000 common units representing limited partner interests at a price to the public of $26.00 per common unit, which included 750,000 common units issued pursuant to an option to purchase additional common units granted to the underwriters on the same terms. We control the general partner of Viper and, as of December 31, 2014, owned approximately 88.4% of all of the outstanding common units in Viper.

Contribution Agreement. On June 17, 2014, in connection with the closing of the Viper IPO, we entered into a contribution agreement that effected, among other things, the transfer of our ownership interests in Viper Energy Partners LLC, to Viper in exchange for 70,450,000 common units and Viper’s agreement to distribute to us all cash and the royalty income receivable on hand at the time of the Viper IPO and the net proceeds from the Viper IPO. During the year ended December 31, 2014, Viper distributed $148.8 million to us in respect of this agreement.

Payments from Viper under its Partnership Agreement. Under the terms of Viper’s partnership agreement, Viper is required to reimburse its general partner for all direct and indirect expenses incurred or paid on its behalf and all other expenses allocable to Viper or otherwise incurred by its general partner, which we control, in connection with operating Viper’s business. The partnership agreement does not set a limit on the amount of expenses for which the general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for Viper or on its behalf and expenses allocated to the general partner by its affiliates. The general partner is entitled to determine the expenses that are allocable to Viper. For the year ended December 31, 2014 (subsequent to the Viper IPO), Viper reimbursed its general partner and us an aggregate of $0.9 million in respect of this obligation and, at December 31, 2014, Viper owed its general partner $4,000.

Distributions paid to us by Viper. We are entitled to receive our pro rata portion of the distributions Viper makes in respect of its common units. During the year ended December 31, 2014 (subsequent to the Viper IPO), we received such distributions in the amount of $17.6 million.

Registration Rights Agreement. On June 23, 2014, in connection with the Viper IPO, we entered into a registration rights agreement with Viper. Pursuant to the registration rights agreement, Viper is required to file a registration statement to register the common units issued to us. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses. These registration rights are transferable to affiliates and, in certain circumstances, to third parties.

Advisory Services Agreement. On June 23, 2014, in connection with the closing of the Viper IPO, Viper entered into an advisory services agreement with Wexford Capital, the holder of more than 5% of our common stock during 2014, under which Wexford Capital provides Viper and its general partner with general financial and strategic advisory services related to Viper’s business in return for an annual fee of $500,000, plus reimbursement of reasonable out-of-pocket expenses. This annual fee does not cover any advisory services related to acquisitions, divestitures, financings or other transactions in which Viper may be involved in the future. In addition, under this agreement, Viper will pay Wexford Capital to-be-negotiated market-based fees approved by the conflicts committee of the board of directors of Viper’s general partner for such services as may be provided by Wexford Capital at Viper’s request in connection with future acquisitions and divestitures, financings or other transactions in which Viper may be involved. This agreement has a term of two years commencing on the completion of the Viper IPO. The agreement will continue for additional one-year periods unless terminated in writing by either party at least ten days prior to the expiration of the then current term. The agreement may be terminated at any time by either party upon 30 days’ prior written notice. In the event Viper terminates the agreement, Viper will be obligated to pay all amounts due through the remaining term of the agreement. The services provided by Wexford Capital under the advisory services agreement do not extend to Viper’s day-to-day business or operations. In this agreement, Viper indemnifies Wexford Capital and its affiliates from any and all losses arising out of or in connection with the agreement except for losses resulting from Wexford Capital’s or its affiliates’ gross negligence or willful misconduct. In the event Viper is dissatisfied with the services provided by Wexford Capital, its only remedy against Wexford Capital is to terminate the agreement. During the year ended December 31, 2014, Viper paid $0.3 million to Wexford Capital under the advisory services agreement.

Tax Sharing Agreement. On June 23, 2014, in connection with the closing of the Viper IPO, we entered into a tax sharing agreement with Viper pursuant to which Viper is required to reimburse us for its share of state and local income and other taxes borne by us as a result of Viper’s results being included in a combined or consolidated tax return filed by us with respect to taxable periods including or beginning on the closing date of the Viper IPO. The amount of any such reimbursement is limited to the tax that Viper would have paid had it not been included in a combined group with us. We may use our tax attributes to cause our combined or consolidated group, of which Viper may be a member for this purpose, to owe no tax. However, Viper would nevertheless reimburse us for the tax it would have owed had the attributes not been available or used for Viper’s benefit, even though we had no cash expense for that period. During the year ended December 31, 2014, Viper did not reimburse us under the tax sharing agreement.

Shared Services Agreement. Effective September 19, 2013, Viper Energy Partners LLC entered into a shared services agreement with Diamondback E&P LLC, our wholly owned subsidiary. Under this agreement, Diamondback E&P LLC provides consulting and administrative services to Viper. Viper incurs a monthly charge for the services of $26,000 or other amounts that are otherwise mutually agreed to in writing between Diamondback E&P LLC and Viper. For the year ended December 31, 2014, Viper incurred $156,000 for services under this agreement. This agreement was terminated at the closing of the Viper IPO.

Mineral Interest. In July 2014, Viper purchased mineral interests in an aggregate of approximately 2,750 net acres for approximately $30.2 million from a third party seller. The spouse of one of our employees, prior to that employee becoming one of our executive officers, served as a broker for the seller in the transaction and received a fee from the seller in the form of mineral interests in an aggregate of approximately 100 net acres.
Proposal to Approve, on an Advisory Basis, the Company’s Executive Compensation
(Proposal 2 on the Proxy Card)
In accordance with Section 14A of the Exchange Act, our board of directors is providing our stockholders with a non-binding advisory vote on the Company’s executive compensation as reported in this proxy statement, or “say on pay” vote. The Company’s stockholders are being asked to vote on the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

While the vote on executive compensation is non-binding and solely advisory in nature, our board of directors and the compensation committee will review and consider the “say on pay” voting results when making future decisions regarding our executive compensation program. Our stockholders have a “say on pay” vote each year. The next “say on pay” vote will take place at our 2016 Annual Meeting.
Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement, which discusses in detail the Company’s compensation policy and compensation arrangements which the Company believes are appropriate and reasonably consistent with market practice and with the long-term interests of the Company and its stockholders. In furtherance of the Company’s goals and objectives, the compensation committee, among other things, ensures that the Company’s executive compensation arrangements (i) do not incentivize executives to take unnecessary risks, (ii) do not include excessive change in control provisions, (iii) include long-term vesting provisions in the awards of restricted stock units to encourage executives to focus on long-term performance and (iv) offer performance-based compensation, consisting of cash compensation with performance goals tied to our Company’s performance and performance-based equity awards, based on total stockholder return relative to the peer group, in each case to motivate our executives to contribute to the growth, profitability and increased value of the Company.
Board Voting Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY'S EXECUTIVE COMPENSATION AS REPORTED IN THIS PROXY STATEMENT.

Proposal to Ratify the Appointment of Our Independent Auditors
(Proposal 3 on the Proxy Card)
What am I voting on?
You are voting on a proposal to ratify the appointment of Grant Thornton LLP as our independent auditors for fiscal year 2015. The audit committee has appointed Grant Thornton to serve as independent auditors.
What services do the independent auditors provide?
Audit services of Grant Thornton for fiscal 2014 included an audit of our consolidated financial statements and services related to periodic filings made with the SEC. Additionally, Grant Thornton provided certain services related to the consolidated quarterly reports and annual and other periodic reports, registration statements and comfort letters and other services as described below.
How much were the independent auditors paid in 2014 and 2013?
Grant Thornton’s fees for professional services totaled $675,875 for 2014 and $775,214 for 2013. Grant Thornton’s fees for professional services included the following:

•
Audit Fees – aggregate fees for audit services, which relate to the fiscal year consolidated audit, quarterly reviews, registration statements, and comfort letters were $660,125 in 2014 and $725,859 in 2013.

•	Audit-Related Fees – aggregate fees for audit-related services were $15,750 in 2014 and zero in 2013.

•	Tax Fees– aggregate fees for tax services, consisting of tax return compliance, tax advice and tax planning, were zero in 2014 and $49,355 in 2013.

•	All Other Fees – aggregate fees for all other services, were zero in 2014 and 2013.
Does the Audit Committee approve the services provided by Grant Thornton?
It is our audit committee’s policy to pre-approve all audit, audit related and permissible non-audit services rendered to us by our independent auditor. Consistent with such policy, all of the fees listed above that we incurred for services rendered by Grant Thornton LLP subsequent to our initial public offering in October 2012 and the formation of our audit committee were pre-approved by our audit committee.
Will a representative of Grant Thornton LLP be present at the meeting?
Yes, one or more representatives of Grant Thornton will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.
What vote is required to approve this proposal?
Stockholder ratification of the appointment of our independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If the appointment of Grant Thornton is not ratified, the audit committee will reconsider the appointment. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such change would be in best interests of the Company and its stockholders.
Has Grant Thornton LLP always served as Diamondback’s independent auditors?
Grant Thornton has served as our independent auditors since 2011.
What does the board of directors recommend?
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR 2015.

Solicitation by Board; Expenses of Solicitation
Our board of directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy material used in the solicitation of proxies.
Submission of Future Stockholder Proposals
Under SEC rules, a stockholder who intends to present a proposal, including the nomination of directors, at the 2016 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must be received no later than December 31, 2015.
Stockholders who wish to propose a matter for action at the 2016 Annual Meeting, including the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify the Company in writing of the information required by the provisions of our by-laws dealing with stockholder proposals. The notice must be delivered to our Corporate Secretary between February 9, 2016 and March 10, 2016. You can obtain a copy of our by-laws by writing the Corporate Secretary at the address below.
All written proposals should be directed to Randall J. Holder, Corporate Secretary, Diamondback Energy, Inc., 9400 N. Broadway Extension, Suite 700, Oklahoma City, Oklahoma 73114.
The board of directors is responsible for selecting and recommending director candidates and will consider nominees recommended by stockholders. If you wish to have the board of directors consider a nominee for director, you must send a written notice to our Corporate Secretary at the address provided above and include the information required by our by-laws and discussed on page 9 of this proxy statement.
Availability of Form 10-K and Annual Report to Stockholders
SEC rules require us to provide an Annual Report to stockholders who receive this proxy statement. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal years ended December 31, 2013 and December 31, 2012, as amended, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to Corporate Secretary, Diamondback Energy, Inc., 9400 N. Broadway Extension, Suite 700, Oklahoma City, Oklahoma 73114 or via the Internet at http://ir.diamondbackenergy.com/financials.cfm. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.
Householding
The SEC permits a single set of Notice of Internet Availability of Proxy Materials or annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card, if a proxy card is provided. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces our mailing and printing expenses.
If you and other residents at your mailing address own shares of our common stock, you may have only received one Notice of Internet Availability of Proxy Materials or Annual Report and proxy statement, unless we have received contrary instructions from you. If you would like to receive your own set of Notice of Internet Availability of Proxy Materials or the annual report and proxy statement this year or in future years, follow the instructions described below. We will promptly send a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Report and proxy statement, as applicable. Similarly, if you share an address with another Diamondback stockholder and together both of you would like to receive in the future only a single Notice of Internet Availability of Proxy Materials or annual report and proxy statement, follow these instructions:

•
If your shares of our common stock are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling their toll-free number: (800) 962-4284 or by mail: Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021.

•	If a broker or other nominee holds your shares, please contact your broker or nominee.
Other Matters
The board of directors does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

DIAMONDBACK Energy

IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

- Go to **www.envisionreports.com/FANG**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The board of directors recommends a vote FOR each nominee listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Steven E. West	☐	☐	02 - Travis D. Stice	☐	☐	03 - Michael P. Cross	☐	☐
04 - David L. Houston	☐	☐	05 - Mark L. Plaumann	☐	☐			

Proposal	For	Against	Abstain
2. Proposal to Approve, on an Advisory Basis, the Company's Executive Compensation	☐	☐	☐
3. Proposal to Ratify the Appointment of the Company's Independent Auditors, Grant Thornton LLP, for fiscal year 2015	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

DIAMONDBACK Energy

Proxy — Diamondback Energy, Inc.

Annual Meeting of Stockholders

This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned hereby appoints Travis Stice, Teresa Dick and Randall Holder (together, the "Proxies"), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Diamondback Energy, Inc. (the "Company") to be held on June 8, 2015 at 11:30 a.m. Oklahoma City time and at any adjournments and postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies' discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the 2015 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR EACH OF THE PROPOSALS 2 AND 3 IN ACCORDANCE WITH THE BOARD OF DIRECTOR'S RECOMMENDATION. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

IMPORTANT – PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. THANK YOU FOR VOTING.

(Continued and to be marked, dated and signed on reverse side.)